UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

FS KKR CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION, DATED APRIL 20, 2026

3025 JFK Boulevard, OFC 500
Philadelphia, Pennsylvania 19104

April [ ], 2026

Dear Fellow Stockholder:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders of FS KKR Capital Corp. (the “Company”) to be held on Thursday, June [18], 2026 at [11:00] a.m., Eastern Time, at 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104 (the “Annual Meeting”).

Your vote is very important! Your immediate response will help avoid potential delays and may save the Company significant additional expenses associated with soliciting stockholder votes.

The Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide an outline of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will be asked to:

(i) elect the following individuals as Class A Directors, each of whom has been nominated for election for a three-year term expiring at the 2029 annual meeting of stockholders: (a) Michael J. Hagan, (b) Jeffrey K. Harrow, (c) James H. Kropp and (d) Elizabeth J. Sandler;

(ii) approve a proposal to allow the Company in future offerings to sell its shares of common stock below net asset value per share in order to provide flexibility for future sales; and

(iii) approve a proposal to authorize the Company, with the approval of the Company’s board of directors, to issue warrants, options or rights to subscribe for, convert to, or purchase shares of the Company’s common stock in one or more offerings.

In addition to these proposals, you may be asked to consider any other matters that properly may be presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting, including proposals to adjourn the Annual Meeting with respect to proposals for which insufficient votes to approve were cast, and, with respect to such proposals, to permit further solicitation of additional proxies by the Company.

The Company’s board of directors unanimously recommends that you vote FOR each of the proposals to be considered and voted on at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. If you are unable to attend the Annual Meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in the proxy statement and on the enclosed proxy card.

Your vote and participation in the governance of the Company is very important.

Sincerely yours,

Michael C. Forman
Chairman and Chief Executive Officer

FS KKR CAPITAL CORP.

3025 JFK Boulevard, OFC 500

Philadelphia, Pennsylvania 19104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June [18], 2026

To the Stockholders of FS KKR Capital Corp.:

NOTICE IS HEREBY GIVEN THAT the 2026 Annual Meeting of Stockholders of FS KKR Capital Corp., a Maryland corporation (the “Company”), will be held at 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104, on June [18], 2026 at [11:00] a.m., Eastern Time (the “Annual Meeting”), for the following purposes:

1.	to elect the following individuals as Class A Directors, each of whom has been nominated for election for a three-year term expiring at the 2029 annual meeting of stockholders: (a) Michael J. Hagan, (b) Jeffrey K. Harrow, (c) James H. Kropp and (d) Elizabeth J. Sandler;

2.	to approve a proposal to allow the Company in future offerings to sell its shares of common stock below net asset value per share in order to provide flexibility for future sales;

3.	to approve a proposal to authorize the Company, with the approval of the Company’s board of directors, to issue warrants, options or rights to subscribe for, convert to, or purchase shares of the Company’s common stock in one or more offerings.

The Company’s board of directors has fixed the close of business on April [23], 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and adjournments or postponements thereof.

The Company’s proxy statement and the proxy card are available at www.proxyvote.com. If you plan on attending the Annual Meeting and voting your shares in person, you will need to bring photo identification in order to be admitted to the Annual Meeting. If your shares are held through a broker and you attend the Annual Meeting in person, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the Annual Meeting. To obtain directions to the Annual Meeting, please call the Company at (877) 628-8575.

By Order of the Board of Directors,

Stephen S. Sypherd
General Counsel and Secretary

April [ ], 2026

Stockholders are requested to execute and return promptly the accompanying proxy card, which is being solicited by the board of directors of the Company. You may execute the proxy card using the methods described in the proxy card. Executing the proxy card is important to ensure a quorum at the Annual Meeting. Stockholders also have the option to authorize their proxies by telephone or through the Internet by following the instructions printed on the proxy card. Proxies may be revoked at any time before they are exercised by submitting a written notice of revocation or a subsequently executed proxy, or by attending the Annual Meeting and voting in person.

FS KKR CAPITAL CORP.

3025 JFK Boulevard, OFC 500

Philadelphia, Pennsylvania 19104

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June [18], 2026

PROXY STATEMENT

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board” or “Board of Directors”) of FS KKR Capital Corp., a Maryland corporation (the “Company”), for use at the 2026 Annual Meeting of Stockholders of the Company to be held at [11:00] a.m., Eastern Time, on June [18], 2026, at 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104, and any adjournments or postponements thereof (the “Annual Meeting”). This proxy statement and the accompanying materials are being mailed on or about April [27], 2026 to stockholders of record described below and are available at www.proxyvote.com.

All properly executed proxies representing shares of common stock, par value $0.001 per share, of the Company (the “Shares”) received prior to the Annual Meeting will be voted in accordance with the instructions marked thereon. If no specification is made, the Shares will be voted FOR:

(i) the election of the following individuals as Class A Directors, each of whom has been nominated for election for a three-year term expiring at the 2029 annual meeting of stockholders: (a) Michael J. Hagan, (b) Jeffrey K. Harrow, (c) James H. Kropp and (d) Elizabeth J. Sandler; (the “Director Election Proposal”);

(ii) the proposal to allow the Company in future offerings to sell its Shares below net asset value per Share in order to provide flexibility for future sales (the “Share Issuance Proposal”); and

(iii) the proposal to authorize the Company, with the approval of the Board, to issue warrants, options or rights to subscribe for, convert to, or purchase Shares in one or more offerings (the “1940 Act Section 61(a)(4) Issuance Proposal”).

Any stockholder who has given a proxy has the right to revoke it at any time prior to its exercise. Any stockholder who executes a proxy may revoke it with respect to any proposal by attending the Annual Meeting and voting his or her Shares in person, or by submitting a letter of revocation or a later-dated proxy to the Company at the above address prior to the date of the Annual Meeting.

Quorum

Stockholders of the Company are entitled to one vote for each Share held. Under the Second Articles of Amendment and Restatement of the Company, one-third of the number of Shares entitled to cast votes, present in person or by proxy, constitutes a quorum for the transaction of business. Abstentions will be treated as Shares that are present for purposes of determining the presence of a quorum for transacting business at the Annual Meeting.

Adjournments

In the event that a quorum is not present at the Annual Meeting, the chairman of the Annual Meeting shall have the power to adjourn the Annual Meeting from time to time to a date not more than 120 days after the original record date without notice, other than the announcement at the Annual Meeting to permit further solicitation of proxies. Any business that might have been transacted at the Annual Meeting originally called may be transacted at any such adjourned session(s) at which a quorum is present.

If it appears that there are not enough votes to approve any proposal at the Annual Meeting, the chairman of the Annual Meeting may adjourn the Annual Meeting from time to time to a date not more than 120 days after the record date originally fixed for the Annual Meeting without notice, other than announcement at the Annual Meeting, to permit further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment.

If sufficient votes in favor of one or more proposals have been received by the time of the Annual Meeting, the proposals will be acted upon and such actions will be final, regardless of any subsequent adjournment to consider other proposals.

Record Date

The Board has fixed the close of business on April [23], 2026 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and adjournments or postponements thereof. As of the Record Date, there were [   ] Shares outstanding.

Required Vote

Director Election Proposal. Each director nominee shall be elected if such director nominee receives the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such director nominee at the Annual Meeting in person or by proxy, provided that a quorum is present. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote with respect to the Director Election Proposal. There will be no cumulative voting with respect to the Director Election Proposal. Cumulative voting in an election of directors entitles stockholders to cast a total number of votes equal to the number of directors to be elected multiplied by the number of the stockholder’s shares and to cast all of their votes for a single director nominee or such other number of nominees as the stockholder chooses. Because the Company’s stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of the Shares outstanding will be able to elect all of the Company’s directors.

Share Issuance Proposal. The approval of the Share Issuance Proposal requires the affirmative vote of the stockholders holding (1) a majority of the outstanding Shares entitled to vote at the Annual Meeting and (2) a majority of outstanding Shares entitled to vote at the Annual Meeting that are not held by affiliated persons of the Company. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a majority of the outstanding Shares is the lesser of: (1) 67% of the Shares at the Annual Meeting if the holders of more than 50% of the outstanding Shares are present or represented by proxy or (2) more than 50% of the outstanding Shares. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against the Share Issuance Proposal.

1940 Act Section 61(a)(4) Issuance Proposal. The approval of the 1940 Act Section 61(a)(4) Issuance Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, provided that a quorum is present. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote with respect to the 1940 Act Section 61(a)(4) Issuance Proposal.

Broker Non-Votes

Shares for which brokers have not received voting instructions from the beneficial owner of the Shares and do not have, or choose not to exercise, discretionary authority to vote the Shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as Shares present for quorum purposes. There are no “routine” proposals at the Annual Meeting and, therefore, the Company does not expect to receive any broker non-votes at the Annual Meeting.

Householding

Mailings for multiple stockholders going to a single household are combined by delivering to that address, in a single envelope, a copy of the documents (annual reports, proxy statements, etc.) or other communications for all stockholders who have consented or are deemed to have consented to receiving such communications in such manner in accordance with the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”). If you do not want to continue to receive combined mailings of Company communications and would prefer to receive separate mailings of Company communications, and you are a registered stockholder, please contact the Company’s transfer agent, SS&C GIDS, Inc. by phone at (877) 628-8575 or by mail to FS KKR Capital Corp., c/o SS&C GIDS, Inc., 801 Pennsylvania Ave, Suite 219095, Kansas City, MO 64105-1307. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account to discontinue combined mailings of Company communications.

Voting

You may vote in person at the Annual Meeting or by proxy in accordance with the instructions provided below. You may also authorize a proxy by telephone or through the Internet using the toll-free telephone number or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link. Stockholders of the Company are entitled to one vote for each Share held.

When voting by proxy and mailing your proxy card, you are required to:

●	indicate your instructions on the proxy card;

●	date and sign the proxy card;

●	mail the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States; and

●	allow sufficient time for the proxy card to be received prior to [11:00] a.m., Eastern Time, on June [18], 2026.

The Company’s proxy statement and the proxy card are available at www.proxyvote.com. If you plan on attending the Annual Meeting and voting your Shares in person, you will need to bring photo identification in order to be admitted to the Annual Meeting. If your Shares are held through a broker and you attend the Annual Meeting in person, please bring a letter from your broker identifying you as the beneficial owner of the Shares and authorizing you to vote your Shares at the Annual Meeting.

Other Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing, printing and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the proxy card. The Company has requested that brokers, nominees, fiduciaries and other persons holding Shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or regular employees of the Company and its affiliates (without special compensation therefor). The Company has also retained Broadridge Investor Communication Solutions, Inc. to assist in the solicitation of proxies for an estimated fee of approximately $400,000, plus out-of-pocket expenses. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Annual Reports

The Company will furnish to its stockholders, free of charge, a copy of its most recent annual and quarterly reports upon request to FS KKR Capital Corp., Attn: Investor Relations, 3025 JFK Boulevard, OFC 500, Philadelphia, PA 19104.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2026, the beneficial ownership of the Company’s current directors, executive officers, each person known to the Company to beneficially own 5% or more of the outstanding Shares, and all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes voting or investment power with respect to the Shares. There are no Shares subject to options that are currently exercisable or exercisable within 60 days of March 31, 2026. Ownership information for those persons who beneficially own 5% or more of the Shares is based upon information furnished by the Company’s transfer agent and other information provided by such persons, if available.

	Shares Beneficially Owned as of March 31, 2026
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage (%)(2)
Interested Directors
Michael C. Forman(3)	173,117	*
Daniel Pietrzak(4)	82,500	*

Independent Directors
Barbara Adams(5)	34,203	*
Brian R. Ford(6)	11,400	*
Michael J. Hagan	33,302	*
Jeffrey K. Harrow	35,734	*
Jerel A. Hopkins(7)	11,294	*
James H. Kropp	27,000	*
Richard I. Goldstein(8)	31,560	*
Osagie Imasogie	7,603	*
Elizabeth J. Sandler(9)	9,840	*

Executive Officers
William Goebel	4,458	*
Steven Lilly	50,448	*
Stephen S. Sypherd	9,623	*
James F. Volk(10)	636	*

All directors and executive officers as a group (15 persons)	522,718	*

*	Less than one percent.
(1)	The address of each of the directors and executive officers set forth above is c/o FS KKR Capital Corp., 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104.

(2)	Based on a total of 280,066,433 Shares issued and outstanding on March 31, 2026.

(3)	130,039 Shares held by The 2011 Forman Investment Trust; 1,560 Shares held by Franklin Square Holdings, L.P. (“Future Standard”); 8,694 Shares held by spouse; 8,604 Shares held in a 401(k) account; and 24,220 Shares held in an IRA. Michael C. Forman disclaims ownership of any Shares held by Future Standard or any subsidiary thereof, that exceed his pecuniary interest therein, and the inclusion of these Shares in this report shall not be deemed an admission of beneficial ownership of all reported shares for purposes of this report, Section 16, or any other purpose. Michael Forman also remains the Chief Executive Officer of the Company.

(4)	17,700 Shares held in an IRA, Daniel Pietrzak also remains the President and Chief Investment Officer of the Company.

(5)	26,590 Shares held in a 401(k) account and 4,107 Shares held in an IRA.

(6)	1,400 Shares held indirectly by spouse.

(7)	Includes shares acquired under the Company’s dividend reinvestment plan that were previously not reported.

(8)	All Shares held in an IRA.

(9)	7,700 Shares held in an IRA.
(10)	Includes shares acquired under the Company’s dividend reinvestment plan that were previously not reported.

The following table sets forth, as of March 31, 2026, the dollar range of the Company’s equity securities that are beneficially owned by each member of the Board, based on the closing price of the Shares as reported on the New York Stock Exchange (the “NYSE”) on March 31, 2026.

Name of Director	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Directors:
Michael C. Forman	Over $100,000
Daniel Pietrzak	Over $100,000

Independent Directors:
Barbara Adams	Over $100,000
Brian R. Ford	Over $100,000
Richard I. Goldstein	Over $100,000
Michael J. Hagan	Over $100,000
Jeffrey K. Harrow	Over $100,000
Jerel A. Hopkins	Over $100,000
James H. Kropp .	Over $100,000
Osagie Imasogie	$50,001-$100,000
Elizabeth Sandler	$50,001-$100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) promulgated under the Exchange Act.

(2)	The dollar range of equity securities beneficially owned are: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000 or over $100,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors and executive officers, and any persons holding more than 10% of its Shares, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. The Company knows of one (1) failure to timely file a required form. During the fiscal year ended December 31, 2025, Barbara Adams failed to timely file a Form 4 in August 2025. Based on the Company’s review of Forms 3, 4 and 5 filed by such persons and information provided by the Company’s directors and officers, the Company believes that during the fiscal year ended December 31, 2025, all other Section 16(a) filing requirements were timely satisfied.

PROPOSAL 1: ELECTION OF DIRECTOR NOMINEES

Pursuant to the bylaws of the Company, the number of directors on the Board may not be fewer than one, as required by the Maryland General Corporation Law, or greater than twelve. The Board is currently comprised of 11 directors, each of whom will hold office for the term to which he or she was elected and until his or her successor is duly elected and qualifies.

The directors of the Company are divided into three classes, designated Class A, Class B and Class C. Each class of directors holds office for a three-year term. The current Class B directors hold office for a term expiring at the 2027 annual meeting. The current Class C directors hold office for a term expiring at the 2028 annual meeting. The current Class A directors hold office for a term expiring at the Annual Meeting.

At the Annual Meeting, stockholders of the Company are being asked to consider the election of Michael J. Hagan, Jeffrey K. Harrow, James H. Kropp and Elizabeth J. Sandler as Class A directors. Each of Messrs. Hagan, Harrow and Kropp and Ms. Sandler have been nominated for re-election for a three-year term expiring at the 2029 annual meeting of the stockholders. Each director nominee has agreed to serve as a director if re-elected and has consented to being named as a nominee. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between such person and the Company.

A stockholder can vote for, or withhold his or her vote from, any or all of the director nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of each of the director nominees named above. If any of the director nominees should decline or be unable to serve as a director, the persons named as proxies will vote for such other nominee as may be proposed by the Board’s Nominating and Corporate Governance Committee. The Board has no reason to believe that any of the persons named as director nominees will be unable or unwilling to serve.

If the stockholders of the Company do not affirmatively vote for a director nominee such that the director nominee does not receive the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy, such director will continue to serve as a director until his or her successor is duly elected and qualifies.

Information about the Board and Director Nominees

The role of the Board is to provide general oversight of the Company’s business affairs and to exercise all of the Company’s powers except those reserved for the stockholders. The responsibilities of the Board also include, among other things, the oversight of the Company’s investment activities, the quarterly valuation of the Company’s assets, and oversight of the Company’s financing arrangements and corporate governance activities.

A majority of the members of the Board are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of the Company or FS/KKR Advisor, LLC, the Company’s investment adviser (the “Advisor”), and are “independent” as required by Rule 303A.00 in the NYSE Listed Company Manual. These individuals are referred to as the Company’s “independent directors”. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with the Company. The members of the Board who are not independent directors are referred to as “interested directors”. The Board is currently comprised of 11 directors, nine of whom are independent directors. The Board has determined that the following directors are independent directors: Messrs. Ford, Goldstein, Hagan, Harrow, Hopkins, Kropp, Imasogie and Mses. Adams and Sandler. Based upon information requested from each director and director nominee concerning his or her background, employment and affiliations, the Board has affirmatively determined that none of the independent directors has, or within the last two years had, a material business or professional relationship with the Company, other than in his or her capacity as a member of the Board or any Board committee or as a stockholder.

In considering each director and the composition of the Board as a whole, the Board seeks a diverse group of experiences, characteristics, attributes and skills, including diversity in gender, ethnicity and race that the Board believes enables a director to make a significant contribution to the Board, the Company and its stockholders. These experiences, characteristics, attributes and skills, which are more fully described below, include, but are not limited to, management experience, independence, financial expertise and experience serving as directors or trustees of other entities. The Board may also consider such other experiences, characteristics, attributes and skills as it deems appropriate, given the then-current needs of the Board and the Company.

These experiences, characteristics, attributes and skills relate directly to the management and operations of the Company. Success in each of these categories is a key factor in the Company’s overall operational success and creating stockholder value. The Company believes that directors and director nominees who possess these experiences, characteristics, attributes and skills are better able to provide oversight of the Company’s management and the Company’s long-term and strategic objectives. Below is a description of the experience, characteristics, attributes and skills of each director that led the Board to conclude that each such person should serve as a director. The Board also considered the specific experience described in each director’s biographical information, as disclosed below.

The following tables set forth certain information regarding the director nominees and the Company’s other independent directors and interested directors.

Nominees for Class A Directors—New Term to Expire in 2029
Name, Address, Age and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
Michael J. Hagan Age: 63 Director and Lead Independent Director	Class A Director; Term expires in 2029; Director since 2011

Michael J. Hagan has served on the Company’s Board of Directors since 2011 and serves on the board of trustees of KKR FS Income Trust (“K-FIT”) and KKR FS Income Trust Select (“K-FITS”). Mr. Hagan was also a member of the board of directors of FS KKR Capital Corp. II (“FSKR”) until its merger with FSK in June 2021 (the “Merger”). He is a co-founder of Hawk Capital Partners, a private equity firm, where he currently serves as Managing Partner, and has served in such capacity since December 2014. Prior to co-founding Hawk Capital Partners, Mr. Hagan served as the President of LifeShield, Inc. (“LifeShield”) from June 2013 to May 2014, a leading wireless home security company which was acquired by and became a division of DirecTV in 2013. He previously served as the Chairman, President and Chief Executive Officer of LifeShield from December 2009 to May 2013. Prior to his employment by LifeShield, Mr. Hagan served as Chairman of NutriSystem, Inc. (“NutriSystem”) from 2002 to November 2008, as Chief Executive Officer of NutriSystem from 2002 to May 2008 and as President of NutriSystem from July 2006 to September 2007. Prior to joining NutriSystem, Mr. Hagan was the co-founder of Verticalnet Inc. “Verticalnet”) and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan served on the board of directors of NutriSystem from February 2021 to September 2025, and from 2012 to 2019, where he presided in the role of Chairman of the Board. Mr. Hagan previously served as a Director of NutriSystem from 2002 to November 2008, Verticalnet from 1995 to January 2008 and Actua Corporation (formerly known as ICG Group, Inc.) from June 2007 to February 2018. Mr. Hagan also served as a member of the board of trustees of American Financial Realty Trust from 2003 to June 2007. Mr. Hagan holds a B.S. in Accounting from Saint Joseph’s University and he is an inactive Certified Public Accountant.

Mr. Hagan has significant experience as an entrepreneur and senior executive at public and private organizations. Mr. Hagan also has extensive experience in corporate finance, private equity, financial reporting and accounting and controls. This experience has provided Mr. Hagan, in the opinion of the Board, with experience and insight which is beneficial to the Company.

FSKR; K-FIT; K-FITS
Jeffrey K. Harrow Age: 69 Independent Director	Class A Director; Term expires in 2029; Director since 2010

Jeffrey K. Harrow has served on the Company’s Board of Directors since 2010 and serves on the board of trustees for K-FIT and K-FITS. Mr. Harrow was also a member of the board of directors of FSKR until the Merger. Mr. Harrow previously served as Co-Chairman of Sparks Marketing Group, Inc. (“Sparks”), a global brand experience agency, from 2001 to 2023. Prior to joining Sparks, Mr. Harrow served as President and Chief Executive Officer of CMPExpress.com from 1999 to 2000. Mr. Harrow created the strategy that allowed CMPExpress.com to move from a Business-to-Consumer marketplace into the Business-to-Business sector. In 2000, Mr. Harrow successfully negotiated the sale of CMPExpress.com to Cyberian Outpost (NASDAQ ticker: COOL). From 1982 through 1998, Mr. Harrow was the President, Chief Executive Officer and a Director of Travel One, a national travel management company. Mr. Harrow was responsible for growing the company from a single office location to more than 100 offices in over 40 cities and to its rank as the 6th largest travel management company in the United States. Under his sales strategy, annual revenues grew from $8 million to just under $1 billion. During this time, Mr. Harrow purchased nine travel companies in strategic cities to complement Travel One’s organic growth. In 1998, Mr. Harrow and his partners sold Travel One to American Express. Mr. Harrow’s past directorships include service as a Director of the Dean’s Board of Advisors of The George Washington University School of Business. Mr. Harrow is a graduate of The George Washington University School of Government and Business Administration, where he received his B.B.A. in 1979.

Mr. Harrow has served in a senior executive capacity at various companies, as well as a member of various boards. This experience has provided Mr. Harrow, in the opinion of the Board, with experience and insight which is beneficial to the Company.

FSKR; K-FIT; K-FITS

Nominees for Class A Directors—New Term to Expire in 2029
James H. Kropp Age: 77 Independent Director	Class A Director; Term expires in 2029; Director since 2018

James H. Kropp has served on the Company’s Board of Directors since 2018 and serves on the board of trustees for K-FIT and K-FITS. Mr. Kropp was also a member of the board of directors of FSKR until the Merger. Mr. Kropp served as an independent director of Corporate Capital Trust, Inc. (“CCT”)_from 2011 until the merger of FSK and CCT in 2018, and served as an independent trustee for Corporate Capital Trust II (“CCT II”) from 2015 until its merger with FSKR in 2019. Mr. Kropp previously served as Chief Investment Officer of SLKW Investments LLC, a position he held from 2009 until his retirement in 2019 and was Chief Financial Officer of Microproperties LLC from 2012 to 2019. From 1998 to 2021, Mr. Kropp was a Director and Chair of the Compensation Committee and member of the Nominating/Corporate Governance committee of PS Business Parks, Inc., a public real estate investment trust whose shares were listed on the NYSE until its acquisition. Mr. Kropp became an independent trustee of NYSE-listed American Homes 4 Rent since its founding in November 2012. He served as Chairman of its audit committee from November 2012 to May 2023, and currently serves on its nominating and governance committee since May 2023. Mr. Kropp became lead independent director of KKR Real Estate Select Trust at its founding in 2021. Mr. Kropp also serves on the board and audit committees of KKR Asset Based Income Fund since May 2023, KKR US Direct Lending Fund – U Inc. since October 2023, and KKR Enhanced Direct Lending Fund – L Inc. since April 2024. Mr. Kropp received a B.B.A. Finance from St. Francis College and completed the MBA/CPA preparation program from New York University. Mr. Kropp has, in the past, been licensed to serve in a variety of supervisory positions (including financial, options and compliance principal) by the National Association of Securities Dealers. He is a member of the American Institute of CPAs and a Board Leadership Fellow for the National Association of Corporate Directors.

Mr. Kropp has direct experience with investments as a portfolio manager and registered investment adviser, as well as accounting, auditing and finance experience. This experience has provided Mr. Kropp, in the opinion of the Board, with experience and insight which is beneficial to the Company.

American Homes 4 Rent; FSKR; KKR Real Estate Select Trust; K-FIT; K-FITS; KKR Asset Based Income Fund; KKR US Direct Lending Fund – U Inc.; KKR Enhanced Direct Lending Fund – L Inc.
Elizabeth J. Sandler Age: 55 Independent Director	Class A Director; Term expires in 2029; Director since 2019

Elizabeth Sandler has served on the Company’s Board of Directors since 2019 and serves on the board of trustees of K-FIT and K-FITS. Ms. Sandler was also a member of the board of directors of FSKR until the Merger. Ms. Sandler serves as Chief Operating Officer at the luxury hospitality owner, Mohari Hospitality. She is a seasoned senior executive with 26 years of experience as a Head of Strategy and Chief Operating Officer for multi-national divisions of global financial services organizations. Most recently, Ms. Sandler was a COO for Blackstone Real Estate Debt Strategies (BREDS), the private equity firm’s $30 billion AUM real estate debt fund, mortgage REIT (NYSE: BXMT) and real estate securities hedge fund business. Ms. Sandler also serves on the board of essensys PLC. Before Blackstone, Ms. Sandler spent 16 years at Deutsche Bank as COO of Group Risk and a member of the Bank’s Global Operating Committee. Prior to joining Deutsche Bank, she worked at a number of companies in the financial services industry. Ms. Sandler received a B.A. from Duke University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Ms. Sandler has extensive experience in the financial services industry. This experience has provided Ms. Sandler, in the opinion of the Board, with experience and insight which is beneficial to the Company.

FSKR; K-FIT; K-FITS; essensys PLC

DIRECTORS (other than Nominees for Class A Directors)
Name, Address, Age and Position(s) with Company(1)	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Other Public Directorships Held by Director During the Past Five Years†
Brian R. Ford Age: 77 Independent Director	Class B Director; Term to expire in 2027; Director since 2018

Brian R. Ford has served on the Company’s Board of Directors since 2018 and serves on the board of trustees for K-FIT and K-FITS. Mr. Ford was also a member of the board of directors of FSKR until the Merger.  Mr. Ford currently also serves on the boards of FS Credit Income Fund, Clearway Energy, Inc., Bayada, a home healthcare nonprofit corporation, and Drexel University. Mr. Ford was previously the Chief Executive Officer of Washington Philadelphia Partners, LP, a real estate investment company, from July 2008 to April 2010. Mr. Ford retired as a partner and CPA of Ernst & Young LLP, a multinational professional services firm, in July 2008, where he was employed since 1971. Mr. Ford received his B.S. in Economics from Rutgers University. He is a Certified Public Accountant.

Mr. Ford has extensive financial accounting experience and service on the boards of public companies. This experience has provided Mr. Ford, in the opinion of the Board, with experience and insight which is beneficial to the Company.

Clearway Energy, Inc.; FS Energy Total Return Fund; FS Credit Income Fund; FS Multi-Alternative Income Fund; FSKR; K-FIT; and K-FITS
Richard I. Goldstein Age: 65 Independent Director	Class B Director; Term to expire in 2027; Director since 2018

Richard I. Goldstein has served on the Company’s Board of Directors since 2018 and serves on the board of trustees of K-FIT and K-FITS. Mr. Goldstein was also a member of the board of directors of FSKR until the Merger. Mr. Goldstein has served as Chief Operating Officer of Radius Global Infrastructure Inc. (“Radius Global”) since 2020 and has previously served as a Managing Director of Associated Partners, a private investment partnership focusing on creating, operating and investing in wireless communications companies, since its inception in 2006. He also serves as the chief operating officer of AP WIP Investments. Mr. Goldstein currently also serves as lead independent director of FS Specialty Lending Fund, a position he has held since March 2015. Prior to joining Associated Partners, Mr. Goldstein was vice president of The Associated Group, Inc. (“AGI”), a publicly-traded owner and operator of communications-related businesses and assets. While at AGI, he was responsible for operating AGI’s cellular telephone operations. Mr. Goldstein has served as a director of Ubicquia since 2017. Mr. Goldstein served as a director of Intellon Corporation prior to its acquisition by Atheros Communications, Inc. Mr. Goldstein received a Bachelor of Science in Business and Economics from Carnegie Mellon University and received training at the Massachusetts Institute of Technology in Management Information Systems. Mr. Goldstein has extensive experience as a senior executive and in negotiating investment transactions in a variety of industries, including the energy industry.

Mr. Goldstein has extensive experience as a senior executive and in negotiating investment transactions in a variety of industries. This experience has provided Mr. Goldstein, in the opinion of the Board, with experience and insight which is beneficial to the Company.

FS Specialty Lending Fund (f/k/a FS Energy and Power Fund); FSKR; K-FIT; K-FITS
Osagie Imasogie Age: 64 Independent Director	Class B Director; Term to expire in 2027; Director since 2019

Osagie Imasogie has served on the Company’s Board of Directors since 2019 and serves on the board of trustees for K-FIT and K-FITS. Mr. Imasogie was also a member of the board of directors of FSKR until the Merger. Mr. Imasogie has over 31 years of experience in the fields of law, finance, business management, healthcare and the pharmaceutical industry. He is a co-founder and the Senior Managing Partner of PIPV Capital, a private equity firm that is focused on the life sciences vertical. Prior to co-founding PIPV Capital, Mr. Imasogie conceptualized and established GlaxoSmithKline Ventures and was its founding Vice President. Mr. Imasogie has held senior commercial and R&D positions within pharmaceutical companies such as GSK, SmithKline, DuPont Merck and Endo, where he was the founding General Counsel and Senior Vice President for corporate development. Mr. Imasogie has also been a Price Waterhouse corporate finance partner as well as a practicing attorney with a leading US law firm. Mr. Imasogie is a serial entrepreneur and investor. He was the founder and Chairman of Iroko Pharmaceuticals, Ception Therapeutics Inc. and Trigenesis Therapeutics Inc. In addition, he serves on the board of a number of financial institutions such as Haverford Trust and StoneRidge Investment and is the Non-Executive Chairman of Quoin Capital. In addition, Mr. Imasogie is an advisor to Brown Advisory. In 2023, Mr. Imasogie was appointed by President Biden as an inaugural member of the President’s Advisory Council on African Diaspora Engagement in the United States. Mr. Imasogie is a Trustee of the University of Pennsylvania and a member of the Board of Advisors of the University of Pennsylvania Law School, where he is an adjunct professor of Law. Mr. Imasogie also serves on the board of the Philadelphia Orchestra and the Philadelphia Museum of Art. Mr. Imasogie holds post-graduate degrees from the University of Pennsylvania Law School and the London School of Economics.

Mr. Imasogie has served in a senior executive capacity at various companies, as well as a member of various boards. This experience has provided Mr. Imasogie, in the opinion of the Board, with experience and insight which is beneficial to the Company.

FSKR; K-FIT; K-FITS; Zelira Therapeutics; Ibere Pharmaceuticals

DIRECTORS (other than Nominees for Class A Directors)
Daniel Pietrzak(3) Age: 51 Interested Director, President, and Chief Investment Officer	Class B Director; Term to expire in 2027; Director since 2022

Daniel Pietrzak has served as the Company’s President since 2025, the Company’s Co-President from 2019 to 2025 and as Chief Investment Officer since April 2018. He also serves as President, Chief Investment Officer, and a member of the board of trustees of K-FIT and K-FITS and previously served as Co-President from each entity’s inception through 2025. Mr. Pietrzak also serves as President, Chief Investment Officer, and a member of the board of directors of the Advisor. He previously served as the Co-President and Chief Investment Officer of FSKR until the Merger. Mr. Pietrzak joined KKR Credit Advisors (US) LLC (“KKR Credit”) in 2016 and is a member of KKR Credit and Global Head of Private Credit. Mr. Pietrzak is a portfolio manager for KKR Credit’s private credit funds and portfolios and a member of the Global Private Credit Investment Committee, Europe Direct Lending Investment Committee and KKR Credit Portfolio Management Committee. Prior to joining KKR Credit, Mr. Pietrzak was a Managing Director and the Co-Head of Deutsche Bank’s Structured Finance business across the Americas and Europe. Previously, Mr. Pietrzak was based in New York and held various roles in the structured finance and credit businesses of Société Générale and CIBC World Markets. Mr. Pietrzak started his career at PricewaterhouseCoopers in New York and is a Certified Public Accountant. Mr. Pietrzak holds an M.B.A. in Finance from The Wharton School of the University of Pennsylvania and a B.S. in Accounting from Lehigh University.

Mr. Pietrzak has extensive experience in private credit investing and has served in a leadership role at various companies, including the Company and the Advisor. The Board believes Mr. Pietrzak’s experience and his positions as the Company’s and the Advisor’s President and Chief Investment Officer make him a significant asset to the Company.

Toorak Capital Partners, LLC; Pepper Group Limited; K-FIT; K-FITS
Barbara Adams Age: 74 Independent Director	Class C Director; Term expires in 2028; Director since 2018

Barbara Adams has served on the Company’s Board of Directors since 2018 and serves on the board of trustees for K-FIT and K-FITS. Ms. Adams was also a member of the board of directors of FSKR until the Merger. Ms. Adams served as the Executive Vice President – legal affairs and General Counsel of the Philadelphia Housing Authority from August 2011 to April 2016, and as a trustee of each of the Philadelphia Housing Authority Retirement Income Trust and the Philadelphia Housing Authority Defined Contribution Pension Plan from November 2011 to April 2016. She served as the General Counsel of the Commonwealth of Pennsylvania (the “Commonwealth”) from 2005 until January 2011. As General Counsel to the Commonwealth, Ms. Adams led a staff of more than 500 lawyers in representing then Pennsylvania Governor Edward G. Rendell and more than 30 executive and independent agencies and commissions in litigation, transactions, regulatory, legislative and criminal justice matters. Prior to her appointment as General Counsel to the Commonwealth, Ms. Adams was a partner at the law firm of Duane Morris LLP in Philadelphia, focusing her practice on taxable and tax-exempt public finance, affordable housing development matters, state and local government law, energy law and campaign finance law. From 2022 through 2025, Ms. Adams served on the Board of Directors of the Federal Home Loan Bank of Pittsburgh and was a member and ultimately Vice-Chair of its audit committee, and a member and Vice-Chair of membership, credit and community investment committee (formerly known as the affordable housing, products and services committee). She also currently serves as an executive committee member and Vice Chair of the board of directors of the Committee of Seventy and has served as a board member of the Philadelphia Energy Authority since 2011. Ms. Adams has served on the boards of a number of other charitable and public organizations, including a term as Commissioner of the Philadelphia Gas Commission, as a Commissioner and Secretary of the Independent Charter Commission of the City of Philadelphia, and on the boards of the Pennsylvania Association of Bond Lawyers, the Philadelphia Association of Community Development Corporations, the People’s Emergency Center (now, HopePHL) and the Reading Terminal Market Corporation. Ms. Adams is a graduate of Temple University School of Law and a graduate of Smith College. She is NACD (National Association of Corporate Directors) Directorship Certified™. The NACD Directorship Certification® program equips directors with the foundation of knowledge sought by boards to effectively contribute in the boardroom. NACD Directorship Certified directors pass a foundational exam developed by experienced directors and, via continuing recertification requirements, commit to continuing education on governance and emerging issues impacting the businesses they serve in order to elevate the profession of directorship. Ms. Adams also has an Advanced Management Program Certificate from the Wharton School of the University of Pennsylvania Aresty School of Executive Education and the NACD/Carnegie Melon CERT Certificate in Cybersecurity Oversight.

Ms. Adams has extensive service in the private and public sectors as legal counsel and as a member of a number of boards. This experience has provided Ms. Adams, in the opinion of the Board, with experience and insight which is beneficial to the Company.

FSKR; K-FIT; K-FITS; Federal Home Loan Bank of Pittsburgh

DIRECTORS (other than Nominees for Class A Directors)
Michael C. Forman(3) Age: 65 Interested Director, Chairman of the Board and Chief Executive Officer	Class C Director; Term expires in 2028; Director since 2007

Michael C. Forman is the Chairman of the Board and the Company’s Chief Executive Officer. He is also Chairman and Chief Executive Officer K-FIT, K-FITS, and Future Standard (f/k/a FS Investments). Mr. Forman has been leading Future Standard since its founding in 2007. He has served as the Chairman and Chief Executive Officer of the Advisor since its inception. Mr. Forman also previously served as Chairman, President and/or Chief Executive Officer of FSKR until the Merger. He currently serves as Chairman, President and/or Chief Executive Officer of other funds sponsored by Future Standard and its affiliates. Prior to founding Future Standard, Mr. Forman founded a private equity and real estate investment firm. He started his career as an attorney in the Corporate and Securities Department at the Philadelphia based law firm of Klehr Harrison Harvey Branzburg LLP. In addition to his career as an attorney and investor, Mr. Forman has been an active entrepreneur and has founded several companies, including companies engaged in the gaming, specialty finance and asset management industries. Mr. Forman is a member of a number of civic and charitable boards, including The Philadelphia Equity Alliance, Drexel University and the Philadelphia Center City District Foundation. Mr. Forman received his B.A., summa cum laude, from the University of Rhode Island, where he was elected Phi Beta Kappa, and received his J.D. from Rutgers University.

Mr. Forman has extensive experience in corporate and securities law and has founded and served in a leadership role at various companies, including the Company and the Advisor. The Board believes Mr. Forman’s experience and his positions as the Company’s and the Advisor’s Chief Executive Officer make him a significant asset to the Company.

FS Specialty Lending Fund (f/k/a FS Energy and Power Fund); FS Credit Opportunities Corp. (f/k/a FS Global Credit Opportunities Fund); FS Credit Real Estate Income Trust; FS Credit Income Fund; FS Energy Total Return Fund; FS Series Trust; FS Multi- Alternative Income Fund; FSKR; K-FIT; K-FITS
Jerel A. Hopkins Age: 54 Independent Director	Class C Director; Term expires in 2028; Director since 2018

Jerel Hopkins has served on the Company’s Board of Directors since 2018 and serves on the board of trustees for K-FIT and K-FITS. Mr. Hopkins was also a member of the board of directors of FSKR until the Merger. Mr. Hopkins has served as General Counsel of National Philanthropic Trust, a non-profit company, since January 2026. Prior to joining National Philanthropic Trust, Mr. Hopkins served as General Counsel and Corporate Secretary of Hershey Trust Company since July 2023. Prior to joining Hershey Trust Company, Mr. Hopkins served as a Managing Director and Associate General Counsel of Delaware Management Holdings, Inc., a diversified asset management firm and an affiliate of Macquarie, from November 2004 to July 2023. Mr. Hopkins served as an attorney in the corporate and securities department of the law firm Klehr Harrison from January 2000 to November 2004. Mr. Hopkins served as counsel in the division of enforcement and litigation of the Pennsylvania Securities Commission from August 1997 to December 1999 and as lead counsel of the internet fraud unit from January 1999 to December 1999. In addition, Mr. Hopkins served as special counsel on behalf of the Pennsylvania Securities Commission to the North American Securities Administrators Association, Inc. from January 1999 to December 1999. Mr. Hopkins has also served on the board of trustees of the Philadelphia College of Osteopathic Medicine from February 2012 until 2024, most recently as Vice-Chairman of the Board. Mr. Hopkins received his B.S. from the Wharton School of the University of Pennsylvania and his J.D. from Villanova University School of Law.

Mr. Hopkins has significant experience in corporate and securities law matters and has served as a member of a number of boards. This experience has provided Mr. Hopkins, in the opinion of the Board, with experience and insight which is beneficial to the Company.

FSKR; K-FIT; K-FITS

‡	Includes directorships held in (1) any investment company registered under the 1940 Act, (2) any company with a class of securities registered pursuant to Section 12 of the Exchange Act and (3) any company subject to the requirements of Section 15(d) of the Exchange Act, in each case, other than with respect to the Company.

(1)	The address for each director is c/o FS KKR Capital Corp., 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104.

(2)	Directors serve until the expiration of their respective term and until his or her successor is duly elected and qualifies.

(3)	“Interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act. Mr. Forman is an “interested person” because of his affiliation with the Company and the Advisor. Mr. Pietrzak is an “interested person” because of his affiliation with the Company and the Advisor.

Risk Oversight and Board Structure

Board’s Role in Risk Oversight

Through its direct oversight role, and indirectly through its committees, the Board performs a risk oversight function for the Company consisting of, among other things, the following activities: (1) at regular and special Board meetings, and on an ad hoc basis as needed, receiving and reviewing reports related to the performance and operations of the Company; (2) reviewing and approving, as applicable, its compliance policies and procedures; (3) meeting with the portfolio management team to review investment strategies, techniques and the processes used to manage related risks; (4) overseeing the Company’s investment valuation process, which the Board has designated to the Advisor as its valuation designee; (5) meeting, or reviewing reports prepared by the representatives of key service providers, including the Company’s investment adviser, administrator, custodian and independent registered public accounting firm, to review and discuss the Company’s activities and to provide direction with respect thereto; (6) reviewing periodically, and at least annually, the Company’s fidelity bond, directors and officers, and errors and omissions insurance policies and such other insurance policies as may be appropriate; (7) overseeing the Company’s accounting and financial reporting processes, including supervision of the Company’s independent registered public accounting firm to ensure that they provide timely analyses of significant financial reporting and internal control issues; and (8) overseeing the services of the Company’s chief compliance officer to test its compliance procedures and those of its service providers.

The Board also performs its risk oversight responsibilities with the assistance of the Company’s chief compliance officer. The Board receives a quarterly report from the Company’s chief compliance officer, who reports on, among other things, the Company’s compliance with applicable securities laws and its internal compliance policies and procedures. In addition, the Company’s chief compliance officer prepares a written report annually evaluating, among other things, the adequacy and effectiveness of the compliance policies and procedures of the Company and certain of its service providers. The Company’s chief compliance officer’s report, which is reviewed by the Board, addresses at a minimum: (1) the operation and effectiveness of the compliance policies and procedures of the Company and certain of its service providers since the last report; (2) any material changes to such policies and procedures since the last report; (3) any recommendations for changes to such policies and procedures as a result of the Company’s chief compliance officer’s annual review; and (4) any material compliance matters that have occurred since the date of the last report about which the Board would reasonably need to know to oversee the Company’s compliance activities and risks. The Company’s chief compliance officer also meets separately in executive session with the independent directors of the Company at least once each year. In addition to compliance reports from the Company’s chief compliance officer, the Board also receives reports and updates from legal counsel to the Company regarding legal, regulatory and governance matters.

Board Composition and Leadership Structure

Mr. Forman, who is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act, serves as both the chief executive officer of the Company and chairman of the Board. The Board believes that Mr. Forman, as chief executive officer of the Company, is the director with the most knowledge of the Company’s business strategy and is best situated to serve as chairman of the Board. The Company’s charter, as well as regulations governing business development companies (“BDCs”) generally, requires that a majority of the Board be persons who are not “interested persons” of the Company, as defined in Section 2(a)(19) of the 1940 Act.

While the Company currently does not have a policy mandating a lead independent director, the Board believes that having an independent director fill the lead director role is appropriate. Mr. Hagan currently serves as lead independent director. The lead independent director, among other things, works with the chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for meetings of the Board, chairs any meeting of the independent directors in executive session, facilitates communications between other members of the Board and the chairman of the Board and/or the chief executive officer and otherwise consults with the chairman of the Board and/or the chief executive officer on matters relating to corporate governance and Board performance.

The Board has concluded that its structure is appropriate given the current size and complexity of the Company and the extensive regulation to which the Company is subject as a BDC and as a company listed on the NYSE.

Board Meetings and Attendance

The Board met 10 times during the fiscal year ended December 31, 2025, including four regular quarterly meetings. During the fiscal year ended December 31, 2025, each director, except for Messrs. Sandler and Harrow, attended at least 75% of all meetings of the Board and Board committees on which he or she served (held during the period that such director served). The Company does not have a formal policy regarding director attendance at an annual meeting of stockholders. None of the directors then in office attended the 2025 annual meeting of stockholders.

Committees of the Board of Directors

The Board has established four standing committees of the Board, which consist of an Audit Committee, a Valuation Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The Board, as-a-whole, participates in the consideration of director compensation and decisions on director compensation are based on, among other things, a review of data of comparable BDCs. The Board may also engage compensation consultants from time-to-time, following consideration of certain factors related to such consultants’ independence.

Audit Committee

The Board has established an Audit Committee that operates pursuant to a charter and consists of three members, including a Chairman of the Audit Committee. The Audit Committee members are Messrs. Ford (Chairman), Kropp and Imasogie, all of whom are independent. The Board has determined that Messrs. Ford and Kropp are “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act. The primary function of the Audit Committee is to oversee the integrity of the Company’s accounting policies, financial reporting process and system of internal controls regarding finance and accounting policies. The Audit Committee is responsible for selecting, engaging and discharging the Company’s independent registered public accounting firm, reviewing the plans, scope and results of the audit engagement with the Company’s independent accountants, approving professional services provided by the Company’s independent registered public accounting firm (including compensation therefor) and reviewing the independence of the Company’s independent registered public accounting firm. The Audit Committee held 8 meetings during the fiscal year ended December 31, 2025. The Audit Committee charter can be accessed on the Corporate Governance portion of the Company’s website at www.fskkrcapitalcorp.com/corporate-governance.

Valuation Committee

The Board has established a Valuation Committee that operates pursuant to a charter and the authority assigned to it by the Board and consists of six members, including a Chairman of the Valuation Committee. The Valuation Committee members are Mses. Adams and Sandler and Messrs. Kropp (Chairman), Hopkins, Goldstein and Imasogie, all of whom are independent. The primary function of the Valuation Committee is to oversee the pricing and valuation process carried out by the Advisor in its role of valuation designee in connection with the valuation of the Company’s investments. The Valuation Committee held 4 meetings during the fiscal year ended December 31, 2025.

Nominating and Corporate Governance Committee

The Board has established a Nominating and Corporate Governance Committee that operates pursuant to a charter and consists of three members, including a Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee members are Messrs. Harrow (Chairman), Hagan and Hopkins, all of whom are independent. The primary function of the Nominating and Corporate Governance Committee is to consider and make recommendations to the Board regarding certain governance matters, including selection of directors for election by stockholders, selection of director nominees to fill vacancies on the Board or a committee thereof, development and revision, as appropriate, of applicable corporate governance documentation and practices and oversight of the evaluation of the Board. The Nominating and Corporate Governance Committee held 1 meeting during the fiscal year ended December 31, 2025.

When nominating director candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate in accordance with its charter. Among the qualifications considered in the selection of candidates, the Nominating and Corporate Governance Committee considers the following attributes and criteria of candidates: experience, including experience with investment companies and other organizations of comparable purpose, skills, expertise, diversity, including diversity of gender, race and national origin, personal and professional integrity, time availability in light of other commitments, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board, including, when applicable, to enhance the ability of the Board or committees of the Board to fulfill their duties and/or to satisfy any independence or other applicable requirements imposed by law, rule, regulation or listing standard including, but not limited to, the 1940 Act, rules promulgated by the SEC and the NYSE Listed Company Manual. Each of the director nominees was approved by the members of the Nominating and Corporate Governance Committee and the entire Board.

The Nominating and Corporate Governance Committee considers candidates suggested by its members and other Board members, as well as the Company’s management and stockholders. A Company stockholder who wishes to recommend a prospective nominee for the Board must provide notice to the Secretary of the Company in accordance with the requirements set forth in the Company’s bylaws, which are described in greater detail under the heading “Submission of Stockholder Proposals.” Nominees for director who are recommended by stockholders will be evaluated in the same manner as any other nominee for director. The Nominating and Corporate Governance Committee charter can be accessed on the Corporate Governance portion of the Company’s website at www.fskkrcapitalcorp.com/corporate-governance.

Compensation Committee

The Board has established a Compensation Committee that operates pursuant to a charter and consists of three members, including a Chairman of the Compensation Committee. The Compensation Committee members are Messrs. Ford (Chairman), Kropp and Imasogie, all of whom are independent. The Compensation Committee is responsible for determining, or recommending to the Board for determination, the compensation, if any, of the Company’s chief executive officer and all other executive officers of the Company. Currently, none of the Company’s executive officers are compensated directly by the Company and, as a result, the Compensation Committee does not produce and/or review reports on executive compensation practices. The Compensation Committee is also responsible for reviewing on an annual basis the Company’s reimbursement to the Advisor of the allocable portion of the cost of the Company’s executive officers and their respective staffs made pursuant to that certain Administration Agreement, dated April 9, 2018, between the Company and the Advisor (the “Administration Agreement”). The Compensation Committee has the authority to engage compensation consultants following consideration of certain factors related to such consultants’ independence. The Compensation Committee held one meeting during the fiscal year ended December 31, 2025. The Compensation Committee charter is available on the Corporate Governance portion of the Company’s website at www.fskkrcapitalcorp.com/corporate-governance.

Communications Between Interested Parties and the Board

The Board welcomes communications from interested parties. Interested parties may send communications to the Board or to any particular director to the following address: c/o FS KKR Capital Corp., 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104. Interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

Information about Executive Officers Who Are Not Directors

The following table sets forth certain information regarding the executive officers of the Company who are not directors of the Company, as well as the Company’s Co-Chief Operating Officers, Treasurer and Vice President, who are not executive officers of the Company. Each executive officer holds his office until his successor is chosen and qualified, or until his earlier resignation or removal.

Name, Address and Age(1)	Position(s) with Company	Length of Time Served	Principal Occupation(s) During Past Five Years
Zach Chalfant Age: 41	Treasurer	Since 2020	Zach Chalfant has served as the Treasurer of the Company since June 2020. Mr. Chalfant has also served as the Treasurer of K-FIT and K-FITS since each entity’s inception. Mr. Chalfant has also previously served as the Treasurer of FSKR until the Merger. He is a Managing Director of Future Standard, which he joined in September 2012. Previously, Mr. Chalfant was a Director of Portfolio Management at Future Standard, where his responsibilities were focused on reporting and liability management. Prior to joining Future Standard, Mr. Chalfant worked in various roles at JPMorgan Chase and City of London Investment Management. Mr. Chalfant holds a B.S. in Finance from the University of Maryland.
William Goebel Age: 51	Chief Accounting Officer	Since 2011	William Goebel has served as the Chief Accounting Officer of the Company since October 2019. Mr. Goebel has also served as the Chief Accounting Officer of K-FIT and K-FITS since each entity’s inception. Previously, Mr. Goebel served as the Company’s treasurer from April 2018 to June 2020 and the Company’s chief financial officer from March 2011 to October 2019. Mr. Goebel also previously served as chief accounting officer of FSKR until the Merger and he continues to serve as chief financial officer and/or treasurer of other funds sponsored by Future Standard. Mr. Goebel is also a Managing Director of Future Standard. Prior to joining Future Standard, Mr. Goebel held a senior manager audit position with Ernst & Young LLP in the firm’s asset management practice from 2003 to January 2011, where he was responsible for the audits of regulated investment companies, private investment partnerships, investment advisers and broker-dealers. Mr. Goebel began his career at a regional public accounting firm, Tait, Weller and Baker LLP in 1997. Mr. Goebel received a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1997. He is a Certified Public Accountant and holds the CFA Institute’s Chartered Financial Analyst designation.
Steven Lilly Age: 56	Chief Financial Officer	Since 2019

Steven Lilly has served as the Chief Financial Officer of the Company since November 2019 and previously served as chief financial officer of FSKR until the Merger. Mr. Lilly has also served as the Chief Financial Officer of K-FIT and K-FITS since each entity’s inception. He joined Future Standard in October 2019 as a Managing Director. Mr. Lilly has a wealth of experience in the BDC space and most recently served as Chief Financial Officer and Secretary of Triangle Capital Corporation (“Triangle”), and as a member of its Board of Directors from 2006 and as its Chief Compliance Officer from 2007, prior to Triangle’s sale to Benefit Street Partners and Barings, LLC in 2018. From 2005 to 2006, Mr. Lilly served as Chief Financial Officer of Triangle Capital Partners, LLC. At Triangle, he built the company’s financial and operating infrastructure, oversaw listings on the Nasdaq and NYSE in 2007 and 2010, respectively, and led all corporate M&A and strategic processes. Prior to joining Triangle, Mr. Lilly spent seven years as Senior Vice President of Finance & Treasurer at SpectraSite Communications, a publicly traded wireless tower company, which was sold to American Tower Corporation in 2005. He began his career in the media and communications capital markets group at First Union, now part of Wells Fargo. Mr. Lilly earned a B.A. in History from Davidson College and completed the Executive Education Program at University of North Carolina at Chapel Hill. He currently serves or previously has served on the board of trustees of UNC/Rex Healthcare, Episcopal High School, Saint Mary’s School, and Historic Oakwood Cemetery in Raleigh, NC. He is also a Director at America First Multifamily Investors, LP, a publicly traded mortgage real estate investment trust, where he serves as Chairman of the Audit Committee.

Name, Address and Age(1)	Position(s) with Company	Length of Time Served	Principal Occupation(s) During Past Five Years
Rony Ma Age: 38	Vice President	Since 2023	Rony Ma has served as the Vice President of the Company, K-FIT and K-FITS since 2023. Mr. Ma joined KKR in 2011 and is a Managing Director on the Credit & Markets team. He serves as a portfolio manager for the firm’s private credit funds and portfolios. Mr. Ma is a member of KKR’s Capital Committee, the Global Corporate Private Credit Investment Committee and the Investment Committee for the FS/KKR BDC platform. Prior to joining KKR, Mr. Ma was with Deutsche Bank where he was involved in leveraged loan and high yield transactions for private equity and corporate issuers. Mr. Ma holds a B.S. and B.A.S. from the University of Pennsylvania.
Drew O’Toole Age: 37	Co-Chief Operating Officer	Since 2019	Drew O’Toole has served as the Co-Chief Operating Officer of the Company since October 2019. Mr. O’Toole has also served as the Co-Chief Operating Officer of K-FIT and K-FITS since each entity’s inception. Mr. O’Toole also previously served as the Co-Chief Operating Officer of FSKR until the Merger. He is a Managing Director of Future Standard, which he joined in April 2014. Previously, Mr. O’Toole was a Director of Corporate Strategy at Future Standard. His responsibilities were primarily focused on the design, analysis and implementation of key firm strategic initiatives. Prior to Future Standard, he worked in various roles at Cambridge Associates LLC, an institutional investment advisory and consulting firm. Mr. O’Toole graduated summa cum laude from the University of Pittsburgh with degrees in Finance and Business Management. He is also a CFA charterholder.
Stephen S. Sypherd Age: 49	General Counsel and Secretary	Since 2013 Since 2022	Stephen S. Sypherd has served as General Counsel of the Company since April 2018 and Secretary since October 2022. He previously served as the Company’s Secretary and Vice President from 2013 to February 2022. Mr. Sypherd has also served as General Counsel and Secretary of K-FIT and K-FITS since each entity’s inception. Mr. Sypherd also previously served as the General Counsel and Secretary of FSKR until the Merger and he continues to serve as Secretary, General Counsel, and/or Vice President of other funds sponsored by Future Standard. Mr. Sypherd has also served in various senior officer capacities for Future Standard and its affiliated investment advisers, including as senior vice president from December 2011 to August 2014, general counsel since January 2013 and managing director since August 2014. He is responsible for legal and compliance matters across all entities and investment products of Future Standard. Prior to joining Future Standard, Mr. Sypherd served for eight years as an attorney at Skadden, Arps, Slate, Meagher & Flom LLP, where he practiced corporate and securities law. Mr. Sypherd received his B.A. in Economics from Villanova University and his J.D. from the Georgetown University Law Center, where he was an executive editor of the Georgetown Law Journal.
James F. Volk Age: 63	Chief Compliance Officer and Anti-Money Laundering Officer	Since 2015

James F. Volk has served as the Chief Compliance Officer of the Company since April 2015. Mr. Volk has also served as the Chief Compliance Officer of K-FIT and K-FITS since each entity’s inception. Mr. Volk also previously served as the chief compliance officer of FSKR until the Merger and he continues to serve as chief compliance officer of other funds sponsored by Future Standard. He is responsible for all compliance and regulatory issues affecting the Company and the foregoing companies. Before joining Future Standard and its affiliated investment advisers in October 2014, Mr. Volk was the chief compliance officer, chief accounting officer and head of traditional fund operations at SEI Investment Company’s Investment Manager Services market unit. Mr. Volk was also formerly the assistant chief accountant at the SEC’s Division of Investment Management and a senior manager for PricewaterhouseCoopers. Mr. Volk graduated from the University of Delaware with a B.S. in Accounting.

Ryan Wilson Age: 49	Co-Chief Operating Officer	SS Since 2019	Ryan Wilson has served as the Co-Chief Operating Officer of the Company since 2019. Mr. Wilson has also served as the Co-Chief Operating Officer of K-FIT and K-FITS since each entity’s inception. Mr. Wilson also previously served as the Co-Chief Operating Officer FSKR until the Merger. He joined KKR Credit in 2006 and he is currently a Managing Director of KKR. Mr. Wilson served as CCT’s Chief Operating Officer prior to its merger with FSK in 2018 and has held various roles across KKR Credit. Prior to joining KKR Credit, Mr. Wilson was with PricewaterhouseCoopers, serving a variety of clients across industries. Mr. Wilson holds a B.A. in Economics with honors from Wilfrid Laurier University and a MAcc in Accounting from the University of Waterloo. He also is a CFA charterholder, Chartered Professional Accountant and a Chartered Accountant.

(1) The address for each officer is c/o FS KKR Capital Corp., 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104.

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics (as amended and restated, the “Code of Business Conduct and Ethics”) pursuant to Rule 17j-1 promulgated under the 1940 Act, which applies to, among others, its officers, including its chief executive officer and its chief financial officer, as well as the members of the Board. The Company’s Code of Business Conduct and Ethics can be accessed on the Corporate Governance portion of the Company’s website at www.fskkrcapitalcorp.com/corporate-governance. The Company intends to disclose any amendments to or waivers of required provisions of the Code of Business Conduct and Ethics on Form 8-K, as required by the Exchange Act and the rules and regulations promulgated thereunder.

Insider Trading Policy and Prohibitions and Restrictions on Hedging and Pledging Transactions

The Board has adopted a Statement on the Prohibition of Insider Trading (the “Insider Trading Policy”) governing the purchase, sale, and other dispositions of the Company’s securities by directors, officers, employees and other covered persons and is designed to promote compliance with insider trading laws, rules and regulations. To the extent the Company engages in transactions in its securities, it does so in accordance with applicable laws.

Among other things, the Insider Trading Policy prohibits any officer, manager, director, trustee or employee (including any temporary employee or consultant) of the Company or the Advisor who is aware of material, non-public information relating to the Company from, directly or through family members or other persons or entities, (a) buying or selling securities of the Company (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Exchange Act). Or engaging in any other action to take personal advantage of that information, or (b) passing that information on to others outside of the Company, including family and friends. All personnel covered under the Insider Trading Policy and their respective immediate family may purchase or sell securities of the Company only during a designated “window period” as set forth in the Insider Trading Policy; however, even during a “window period,” such covered personnel may not engage in transactions involving securities of the Company if he or she is in possession of material non-public information on the trade date. In addition, notwithstanding any “window period,” the Company requires that all purchases and sales of the Company’s securities by all such covered personnel be cleared by the Company’s chief compliance officer, or his or her designee, prior to placing any order related to such transactions (other than purchases and sales of securities under a pre-approved trading plan that complies with Rule 10b5-1 of the Exchange Act).

In addition, officers, managers, directors, trustees and employees (including any temporary employee or consultant) of the Company or the Advisor, and their respective immediate family members are prohibited under the Insider Trading Policy from engaging in the following transactions in the Company’s securities, unless advance approval is obtained from the Company’s chief compliance officer or his or her designee: (i) short-term trading (i.e., effectuating opposite-way trades in the same class of security within six months of each other); (ii) short sales; (iii) buying or selling puts or calls or other derivative securities on the Company’s securities; (iv) holding Company securities in a margin account or pledging the Company’s securities as collateral for a loan; and (v) entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025.

Practice and Policies Regarding Personal Trading and Hedging of Company Equity

The Company has also established a policy designed to prohibit its officers, directors, and certain employees of the Advisor from purchasing or selling shares of the Company while in possession of material nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. The policy also prohibits all directors and officers from engaging in hedging or monetization transactions or similar arrangements with respect to the Company’s securities without prior approval of the Company’s chief compliance officer.

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines pursuant to Section 303A.09 of the NYSE Listed Company Manual, which can be accessed via the Corporate Governance portion of the Company’s website at www.fskkrcapitalcorp.com/corporate-governance.

Compensation Discussion and Analysis

The Company’s executive officers do not receive any direct compensation from the Company. The Company does not currently have any employees and does not expect to have any employees. As an externally managed BDC, services necessary for the Company’s business are provided by individuals who are employees of the Advisor or its affiliates or by individuals who are contracted by the Advisor, the Company or their respective affiliates to work on behalf of the Company, pursuant to the terms of the amended and restated investment advisory agreement, dated June 16, 2021, between the Company and the Advisor (the “Investment Advisory Agreement”) and the Administration Agreement. Each of the Company’s executive officers is an employee of the Advisor or its affiliates, and the day-to-day investment operations and administration of the Company’s portfolio are managed by the Advisor. In addition, the Company will reimburse the Advisor for the Company’s allocable portion of expenses incurred by the Advisor in performing its obligations under the Investment Advisory Agreement and the Administration Agreement.

The Investment Advisory Agreement and the Administration Agreement provide that the Advisor (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with, or acting on behalf of, the Advisor) shall be entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by the Advisor, and the Advisor shall be held harmless for any loss or liability suffered by the Company, arising out of the performance of any of its duties or obligations under the Investment Advisory Agreement or the Administration Agreement, respectively, or otherwise as the Company’s investment adviser or administrator, respectively; provided, however, that the Advisor cannot be indemnified for any liability arising out of willful misfeasance, bad faith, or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under the Investment Advisory Agreement or the Administration Agreement, as applicable.

Director Compensation

The Company does not pay compensation to its directors who also serve in an executive officer capacity for the Company or the Advisor. The Company’s directors who do not also serve in an executive officer capacity for the Company or the Advisor are entitled to receive annual cash retainer fees, annual fees for serving as a committee chairperson, and for non-chairpersons, annual retainer fees for serving on the valuation committee and/or audit committee. These directors are Mses. Adams and Sandler and Messrs. Ford, Goldstein, Hagan, Harrow, Hopkins, Kropp and Imasogie. Mr. Hagan also receives an annual retainer for his service as lead independent director. Mses. Adams and Sandler and Messrs. Goldstein, Hopkins and Imasogie also receive an annual retainer for their service on the valuation committee. Messrs. Kropp and Imasogie also receive an annual retainer for their service on the audit committee.

Amounts payable under these fee arrangements are determined and paid quarterly in arrears as set forth below and allocated among each fund in the Fund Complex based upon relative gross assets. “Fund Complex” means the Company, K-FIT and K-FITS, together.

Amount
Annual Board Retainer	$200,000
Annual Lead Independent Director Retainer	$30,000
Annual Committee Chair Retainers(1)
Audit Committee	$35,000
Valuation Committee	$35,000
Nominating and Corporate Governance Committee	$15,000
Annual Audit Committee Member Retainer(2)	$5,000
Annual Valuation Committee Member Retainer(3)	$10,000

(1)	The Company does not pay compensation to the Compensation Committee Chairman.
(2)	The Company does not pay this compensation to the Audit Committee Chairman.
(3)	The Company does not pay this compensation to the Valuation Committee Chairman.

The Company will also reimburse each of the above directors for all reasonable and authorized business expenses in accordance with its policies as in effect from time to time, including reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each in-person Board meeting and each in-person Board committee meeting not held concurrently with a Board meeting.

The Company has obtained directors’ and officers’ liability insurance on behalf of its directors and officers. The Company does not have a profit-sharing or retirement plan, and directors do not receive any pension or retirement benefits. The Board of Directors reviews and determines the compensation of the Independent Directors.

The table below sets forth the compensation received by each current director from (i) the Company and (ii) all of the companies in the Fund Complex, consisting of the Company, K-FIT and K-FITS in the aggregate, in each case, for service during the fiscal year ended December 31, 2025.

Name of Director	Fees Earned or Paid in Cash by the Company	Total Compensation from the Company	Total Compensation from the Fund Complex
Michael C. Forman	$0	$0	$0
Daniel Pietrzak	$0	$0	$0
Barbara Adams	$175,105	$175,105	$210,000
Brian R. Ford	$195,950	$195,950	$235,000
Richard Goldstein	$175,105	$175,105	$210,000
Michael J. Hagan	$195,950	$195,950	$235,000
Jeffrey K. Harrow	$179,273	$179,273	$215,000
Jerel A. Hopkins	$175,105	$175,105	$210,000
Osagie Imasogie	$183,443	$183,443	$220,000
James H. Kropp	$204,288	$204,288	$245,000
Elizabeth Sandler	$175,105	$175,105	$210,000

Timing of Grants of Options

The Company did not grant awards of stock options, stock appreciation rights or similar option-like instruments during fiscal year 2025. Accordingly, we have nothing to report under Item 402(x) of Regulation S-K.

Certain Relationships and Related Party Transactions

The Company has procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. For example, the Company’s Code of Business Conduct and Ethics generally prohibits any employee, officer or director from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of the Company. Waivers to the Company’s Code of Business Conduct and Ethics for any executive officer or member of the Board must be approved by the Board and are publicly disclosed as required by applicable law and regulations. In addition, the Audit Committee is required to review and approve all transactions with related persons (as defined in Item 404 of Regulation S-K promulgated under the Exchange Act). All future transactions with affiliates of the Company will be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of the Board, including a majority of the Independent Directors.

Investment Advisory Agreement and Administration Agreement

Pursuant to the Investment Advisory Agreement, the Advisor is entitled to a base management fee calculated at an annual rate of 1.50% of the average weekly value of the Company’s gross assets excluding cash and cash equivalents (gross assets equal the total assets of the Company as set forth on the Company’s consolidated balance sheets) and an incentive fee based on the Company’s performance. Effective June 15, 2019, in connection with stockholder approval of the modification of the asset coverage requirement applicable to senior securities from 200% to 150%, the Advisor reduced (by permanent waiver) the annual base management fee payable under the Investment Advisory Agreement from 1.5% to 1.0% on all assets financed using leverage over 1.0x debt-to-equity. The base management fee is payable quarterly in arrears. All or any part of the base management fee not taken as to any quarter will be deferred without interest and may be taken in such other quarter as the Advisor determines.

Pursuant to the terms of the Investment Advisory Agreement, the Advisor may also be entitled to receive a subordinated incentive fee on income. The subordinated incentive fee on income under the Investment Advisory Agreement, which is calculated and payable quarterly in arrears, equals 17.5% of the Company’s “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a hurdle rate, expressed as a rate of return on the value of the Company’s net assets, equal to 1.75% per quarter, or an annualized hurdle rate of 7.0%. As a result, the Advisor will not earn this incentive fee for any quarter until the Company’s pre-incentive fee net investment income for such quarter exceeds the hurdle rate of 1.75%. Once the Company’s pre-incentive fee net investment income in any quarter exceeds the hurdle rate, the Advisor will be entitled to a “catch-up” fee equal to the amount of the pre-incentive fee net investment income in excess of the hurdle rate, until the Company’s pre-incentive fee net investment income for such quarter equals 2.12%, or 8.48% annually, of net assets. Thereafter, the Advisor will be entitled to receive 17.5% of pre-incentive fee net investment income.

Pursuant to the terms of the Investment Advisory Agreement, an incentive fee on capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement). This fee equals 20.0% of the Company’s incentive fee capital gains, which shall equal the realized capital gains of CCT (as predecessor-by-merger to the Company), FSKR (as predecessor-by-merger to the Company) and the Company (without duplication) on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation (without duplication) on a cumulative basis, less the aggregate amount of any capital gain incentive fees previously paid by CCT, FSKR and the Company. On a quarterly basis, the Company accrues for the capital gains incentive fee by calculating such fee as if it were due and payable as of the end of such period. The Company includes unrealized gains in the calculation of the capital gains incentive fee expense and related accrued capital gains incentive fee. This accrual reflects the incentive fees that would be payable to the Advisor if the Company’s entire portfolio was liquidated at its fair value as of the balance sheet date even though the Advisor is not entitled to an incentive fee with respect to unrealized gains unless and until such gains are actually realized.

The Advisor has agreed to exclude from the calculation of the subordinated incentive fee on income and the incentive fee on capital gains any changes to the fair value recorded for the assets and liabilities of FSKR resulting solely from the new cost basis of the acquired FSKR investments determined in accordance with Accounting Standards Codification Topic 805-50, Business Combinations—Related Issues as a result of the Merger.

Pursuant to the Administration Agreement, the Advisor oversees the Company’s day-to-day operations, including the provision of general ledger accounting, fund accounting, legal services, investor relations, certain government and regulatory affairs activities, and other administrative services. The Advisor also performs, or oversees the performance of, the Company’s corporate operations and required administrative services, which includes being responsible for the financial records that the Company is required to maintain and preparing reports for the Company’s stockholders and reports filed with the SEC. In addition, the Advisor assists the Company in calculating its net asset value, overseeing the preparation and filing of tax returns and the printing and dissemination of reports to the Company’s stockholders, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

Pursuant to the Administration Agreement, the Company reimburses the Advisor for expenses necessary to perform services related to its administration and operations, including the Advisor’s allocable portion of the compensation and related expenses of certain personnel of Future Standard and KKR Credit providing administrative services to the Company on behalf of the Advisor. The Company reimburses the Advisor no less than quarterly for all costs and expenses incurred by the Advisor in performing its obligations and providing personnel and facilities under the Administration Agreement. The Advisor allocates the cost of such services to the Company based on factors such as total assets, revenues, time allocations and/or other reasonable metrics. The Board reviews the methodology employed in determining how the expenses are allocated to the Company and the proposed allocation of administrative expenses among the Company and certain affiliates of the Advisor. The Board then assesses the reasonableness of such reimbursements for expenses allocated to it based on the breadth, depth and quality of such services as compared to the estimated cost to the Company of obtaining similar services from third-party service providers known to be available. In addition, the Board considers whether any single third-party service provider would be capable of providing all such services at comparable cost and quality. Finally, the Board compares the total amount paid to the Advisor for such services as a percentage of the Company’s net assets to the same ratio as reported by other comparable BDCs.

The following table describes the fees and expenses accrued under the Investment Advisory Agreement and the Administration Agreement during the year ended December 31, 2025 (dollars in millions):

Related Party	Source Agreement	Description	Year Ended December 31, 2025
The Advisor	Investment Advisory Agreement	Base Management Fee(1)	$206
The Advisor	Investment Advisory Agreement	Subordinated Incentive Fee on Income(2)	$136
The Advisor	Administration Agreement	Administrative Services Expenses(3)	$10

(1)	During the year ended December 31, 2025, $209 in base management fees were paid to the Advisor. As of December 31, 2025, $50 in base management fees were payable to the Advisor.
(2)	During the year ended December 31, 2025, $143 of subordinated incentive fees on income were paid to the Advisor. As of December 31, 2025, $28 in subordinated incentive fees on income were payable to the Advisor.
(3)	During the year ended December 31, 2025, $8 of administrative services expenses related to the allocation of costs of administrative personnel for services rendered to the Company by the Advisor and the remainder related to other reimbursable expenses, including reimbursement of fees related to transactional expenses for prospective investments, such as fees and expenses associated with performing due diligence reviews of investments that do not close, often referred to as “broken deal” costs. Broken deal costs were $0.9 for the year ended December 31, 2025. The Company paid $12 in administrative services expenses to the Advisor during the year ended December 31, 2025.

Allocation of the Advisor’s Time

The Company relies on the Advisor to manage the Company’s day-to-day activities and to implement its investment strategies. The Advisor, Future Standard, KKR Credit and certain of their affiliates are presently, and plan in the future to continue to be, involved with activities that are unrelated to the Company. As a result of these activities, the Advisor, Future Standard, KKR Credit and certain of their affiliates will have conflicts of interest in allocating their time between the Company and other activities in which they are or may become involved. The Advisor, Future Standard, KKR Credit and their employees will devote only as much of its or their time to the Company’s business as the Advisor, Future Standard and KKR Credit, in their judgment, determine is reasonably required, which will be substantially less than their full time. Therefore, the Advisor, its personnel and certain affiliates may experience conflicts of interest in allocating management time, services and functions among the Company and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved. This could result in actions that are more favorable to other affiliated entities than to the Company.

However, the Company believes that the members of the Advisor’s management and the other key debt finance professionals have sufficient time to fully discharge their responsibilities to the Company and to the other businesses in which they are involved. The Company believes that its affiliates and executive officers will devote the time required to manage the Company’s business and expect that the amount of time a particular executive officer or affiliate devotes to the Company will vary during the course of the year and depend on the Company’s business activities at the given time.

Competition and Allocation of Investment Opportunities

The Advisor and its affiliates are simultaneously providing investment advisory services to other affiliated entities, including K-FIT and K-FITS. The Advisor may determine that it is appropriate for the Company and one or more other investment accounts managed by the Advisor or any of its affiliates to participate in an investment opportunity. To the extent the Company makes co-investments with investment accounts managed by the Advisor or its affiliates, these co-investment opportunities may give rise to conflicts of interest or perceived conflicts of interest among the Company and the other participating accounts. In addition, conflicts of interest or perceived conflicts of interest may also arise in determining which investment opportunities should be presented to the Company and other participating accounts.

To mitigate these conflicts, the Advisor will seek to execute such transactions on a fair and equitable basis and in accordance with its allocation policies, taking into account various factors, which may include: the source of origination of the investment opportunity; investment objectives and strategies; tax considerations; risk, diversification or investment concentration parameters; characteristics of the security; size of available investment; available liquidity and liquidity requirements; regulatory restrictions; and/or such other factors as may be relevant to a particular transaction.

As the Advisor and affiliates of Future Standard and KKR Credit currently serve as the investment adviser to other entities and accounts, it is possible that some investment opportunities will be provided to such other entities and accounts rather than the Company.

Investments

As a BDC, the Company is subject to certain regulatory restrictions in making its investments. For example, BDCs generally are not permitted to co-invest with certain affiliated entities in transactions originated by the BDC or its affiliates in the absence of an exemptive order from the SEC. However, BDCs are permitted to, and may, simultaneously co-invest in transactions where price is the only negotiated term. The Company may also be prohibited under the 1940 Act from conducting certain transactions with its affiliates without the prior approval of a majority of directors who are not interested persons.

In an order dated June 4, 2013 (the “FS Order”), the SEC granted exemptive relief permitting the Company, subject to the satisfaction of certain conditions, to co-invest in certain privately negotiated investment transactions with certain affiliates of its former investment adviser and any future BDCs that are advised by its former investment adviser or its affiliated investment advisers. However, in connection with the investment advisory relationship with the Advisor, and in an effort to mitigate potential future conflicts of interest, the Board authorized and directed that the Company (i) withdraw from the FS Order, except with respect to any transaction in which the Company participated in reliance on the FS Order prior to April 9, 2018, and (ii) rely on an exemptive relief order, dated January 5, 2021, that permits the Company, subject to the satisfaction of certain conditions, to co-invest in certain privately negotiated investment transactions, including investments originated and directly negotiated by the Advisor or KKR Credit, with certain affiliates of the Advisor.

On June 16, 2025, the Company applied for streamlined co-investment exemptive relief, which was most recently amended on January 27, 2026, and if granted by the SEC, would supersede the existing co-investment exemptive relief, except to the extent the Company continues to rely on the FS Order solely with respect to any transaction in which the Company participated in reliance on the FS Order prior to April 9, 2018. The streamlined co-investment relief would similarly permit co-investments with certain affiliates, but would simplify certain of the conditions under the current order and provide more flexibility than the current order.

Investment Committee

Investment opportunities and follow-on investments in existing portfolio companies will generally require approval of the Investment Committee. The Investment Committee meets regularly to consider the Company’s investments, direct the Company’s strategic initiatives and supervise the actions taken by the Advisor on the Company’s behalf. In addition, the Investment Committee reviews and determines whether to make prospective investments identified by the Advisor and monitors the performance of the Company’s investment portfolio. The day-to-day management of investments approved by the Investment Committee will be overseen by investment personnel. None of the Investment Committee members receive any direct compensation from the Company. The members of the Investment Committee primarily responsible for the day-to-day management of the Company also manage other registered investment companies, other pooled investment vehicles and other accounts. The Investment Committee members are Michael Kelly, Steven Lilly, Rony Ma, George Mueller, Drew O’Toole, Daniel Pietrzak, Christina Snyder, and Ryan Wilson.

Members of the Investment Committee Who Are Not Directors or Officers

Michael Kelly serves as President and Chief Investment Officer of Future Standard. Mr. Kelly shares oversight of firm strategy and leads the investment management, product development and capital markets functions. Mr. Kelly has extensive experience in investment management, product development and business development. Prior to joining Future Standard, in 2015 he was CEO of ORIX USA Asset Management, where he led the company’s acquisition of Robeco, a $250 billion global asset management company and the largest acquisition in ORIX’s 50-year history. He started his career at Salomon Brothers and went on to work at hedge fund pioneers Omega Advisors and Tiger Management. He then helped build and lead the hedge fund firm FrontPoint Partners, where he first served as chief investment officer and eventually co-chief executive officer. Mr. Kelly is a graduate of Cornell University and earned his M.B.A. at Stanford University. Mr. Kelly is a co-founder and board member of the Spotlight Foundation and a trustee of the Tiger Foundation. He has also formerly served as a trustee of the Stanford Graduate School of Business Trust and a board member of Invest in Others.

Christina Snyder joined Future Standard in January 2015 and is a Senior Vice President in the investment management group. Ms. Snyder previously worked in portfolio management where her responsibilities were focused on BDC reporting. Before joining Future Standard, Ms. Snyder worked at J.P. Morgan Chase supporting the North America fixed income structured products desk. Prior to that, Ms. Snyder began her career with M&T Bank working with several groups across the bank. Ms. Snyder graduated with a B.S. in Finance from the Pennsylvania State University and holds the CFA Institute’s Chartered Financial Analyst designation.

George Mueller joined KKR in 2009 and is a Partner within KKR’s Credit & Markets business. He serves as a portfolio manager for KKR’s private credit funds and portfolios. Mr. Mueller is a member of the Global Corporate Private Credit Investment Committee. Mr. Mueller co-leads the team responsible for providing principal investment and capital markets solutions to financial sponsors and other issuers across the capital structure. Prior to joining KKR, Mr. Mueller was with Barclays Capital, where he worked in high yield and leveraged loan credit research, trading and capital markets. Mr. Mueller holds a B.A., magna cum laude, from Vanderbilt University and is a Chartered Financial Analyst (CFA). Mr. Mueller is actively involved in the community, serving a variety of non-profit organizations including the Melanoma Research Alliance and The Aldrich Contemporary Art Museum.

Independent Registered Public Accounting Firm

The Company has appointed Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm for the year ending December 31, 2026. The appointment of Deloitte & Touche LLP was previously recommended by the Audit Committee. The Company knows of no direct financial or material indirect financial interest of Deloitte & Touche LLP in the Company. A representative of Deloitte & Touche LLP is expected to be available to answer questions during the Annual Meeting and will have an opportunity to make a statement if he or she desires to do. The Company engaged Deloitte & Touche LLP to act as its independent registered public accounting firm for each of the fiscal years ended December 31, 2019 through 2025.

Fees

Set forth in the table below are audit fees, audit related fees, tax fees and all other fees billed to the Company by Deloitte & Touche LLP for professional services performed for the fiscal years ended December 31, 2025 and 2024:

Fiscal Year	Audit Fees(1)	Audit- Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2025	$2,227,953	$403,850	$538,868	—
2024	$2,196,600	$463,050	$689,015	—

(1)	“Audit Fees” consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings.
(2)	“Audit-Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees billed for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state, and local tax compliance.
(4)	“All Other Fees” are those fees, if any, billed to the Company by Deloitte & Touche LLP in connection with products and services.

Pre-Approval Policies and Procedures

The Audit Committee reviews, negotiates and approves in advance the scope of work, any related engagement letter and the fees to be charged by the Company’s independent registered public accounting firm for audit services and permitted non-audit services for the Company and any affiliates thereof that provide services to the Company if such non-audit services have a direct impact on the operations or financial reporting of the Company. Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval in accordance with its pre-approval policy, irrespective of the amount of fees associated with such services, and cannot commence until such approval has been granted. Normally, pre-approval is considered at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Company’s independent registered public accounting firm to management. All of the audit and permitted non-audit services described above for which Deloitte & Touche LLP billed the Company for the fiscal years ended December 31, 2025 and 2024 were pre-approved by the Audit Committee.

Audit Committee Report

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025, the Company’s consolidated financial statements filed with the SEC for the fiscal year ended December 31, 2025. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting issues with the Audit Committee. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), the SEC and the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax, and other services to be provided by the Company’s independent registered public accounting firm. Pursuant to the policy, the Audit Committee pre-approves the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

Any requests for audit, audit-related tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval in accordance with its pre-approval policy, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by Deloitte & Touche LLP to management.

The Audit Committee received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence. The Audit Committee has reviewed the audit fees paid by the Company to Deloitte & Touche LLP. It has also reviewed non-audit services and fees to assure compliance with the Company’s and the Audit Committee’s policies restricting Deloitte & Touche LLP from performing services that might impair its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company as of and for the year ended December 31, 2025 be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC. The Audit Committee also recommended the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026.

Audit Committee Members:

Brian R. Ford (1)

James H. Kropp (1)

Osagie Imasogie

(1)	Pursuant to the Audit Committee charter, no member of the Audit Committee may serve simultaneously on the audit committees of more than three (3) public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee effectively. The Board has determined, in consultation with and relying on the advice of counsel, that each of Brian R. Ford’s and James H. Kropp’s service on the audit committees of more than three (3) public companies, which includes the Company, does not impair the ability of Mr. Ford and Mr. Kropp to effectively serve on the Company’s Audit Committee.

The material in this Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” EACH OF THE DIRECTOR NOMINEES

PROPOSAL 2: AUTHORIZATION TO OFFER AND SELL SHARES OF COMMON STOCK BELOW NET ASSET VALUE

Background

The 1940 Act generally prohibits the Company, as a BDC, from offering and selling shares at a price per share, after deducting underwriting commissions and discounts, below the then-current net asset value (“NAV”) per share unless the policy and practice of doing so is approved by the Company’s stockholders within one year immediately prior to any such sales.

The Company is seeking stockholder approval of the Share Issuance Proposal, which, if approved, would allow the Company to sell its Shares below NAV per Share in order to provide flexibility for future sales, which typically are undertaken quickly in response to market conditions. The Company believes that it is important to maintain consistent access to capital through the public and private equity markets to enable the Company to raise capital for the Company’s operations, including to repay outstanding indebtedness of the Company, to continue to build the Company’s investment portfolio or for other general corporate purposes, as and when the Board believes it is in the Company’s best interests and that of stockholders. If the Share Issuance Proposal is approved, the Company will not solicit further authorization from its stockholders prior to any such sale, and the authorization would be effective for Shares sold during the next 12 months following stockholder approval. This proxy statement is not an offer to sell securities of the Company. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from SEC registration requirements.

The Share Issuance Proposal limits the maximum number of Shares permitted to be sold at a price below NAV per Share, on an aggregate basis, including any prior offerings made pursuant to this authority, to 25% of the Company’s then outstanding Shares immediately prior to each such sale. Furthermore, pursuant to this authority, there would be no limit on the discount to NAV per Share at which Shares could be sold. See below for a discussion and an example of the dilutive effect of the sale of Shares at a price below NAV per Share.

The Board, including a majority of the independent directors and a majority of directors who have no financial interest in the Share Issuance Proposal, has approved the Share Issuance Proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval.

The Company sought and received stockholder approval for a similar proposal at the 2025 annual meeting of stockholders. This authorization expires on August 15, 2026, the twelve-month anniversary of such stockholder approval.

1940 Act Conditions for Sales at a Price below NAV per Share

The Company’s ability to issue Shares at a price below NAV per Share is governed by the 1940 Act. Specifically, Section 63(2) of the 1940 Act provides that the Company may offer and sell shares at prices below the then-current NAV per share with stockholder approval, if:

●	it is determined that any such sales would be in the best interests of the Company and its stockholders by (1) a majority of the Company’s independent directors and (2) a majority of the Company’s directors who have no financial interest in the proposal (such approvals together, a “required majority of directors”); and

●	a required majority of directors, in consultation with the underwriter or underwriters of the offering, if it is underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of a firm commitment to purchase shares or immediately prior to the issuance of shares, that the price at which shares are to be sold is not less than a price which closely approximates the market value for shares, less any distributing commission or discount.

Without the approval of stockholders to offer and sell Shares at prices below NAV per Share, the Company would be prohibited from selling Shares to raise capital when the market price for Shares is below the then-current NAV per Share.

Board Approval

The Board is recommending that stockholders vote in favor of the Share Issuance Proposal. The Board has concluded that the Share Issuance Proposal is in the best interests of the Company and its stockholders. In doing so, the Board, including the independent directors, considered and evaluated various factors, including the following, as discussed more fully below:

●	possible long-term benefits to the Company’s stockholders; and

●	possible dilution to the Company’s NAV per Share under various hypothetical scenarios.

In determining whether or not to offer and sell the Company’s Shares at a price per Share below NAV per Share, the Board has a duty to act in the Company’s best interests and that of stockholders and must comply with the other requirements of Section 63(2) of the 1940 Act. If stockholders of the Company do not approve the Share Issuance Proposal, the Board will consider and evaluate its options to determine what alternatives are in the Company’s best interests and that of the Company’s stockholders.

Reasons to Offer Shares at a Price Below NAV per Share

As a BDC and a regulated investment company (“RIC”) for tax purposes, the Company may want to raise capital through the sale of Shares, and the Board believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the Company’s best interests and the best interests of its stockholders. The Board believes this would, among other things, provide access to the capital markets to pursue attractive investment opportunities during periods of volatility and improve capital resources to enable the Company to compete more effectively for high-quality investment opportunities (which may include acquisitions of other companies or investment portfolios) and to add financial flexibility to comply with regulatory requirements and debt facility covenants, including the 2:1 debt-to-equity ratio that is imposed through the 150% asset coverage requirement applicable to the Company under the 1940 Act.

RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, for the same reason, the Company, in order to borrow money or issue preferred stock, must maintain “asset coverage,” as defined in the 1940 Act, of at least 150%, which generally requires it to finance its investments with at least half as much common equity as debt and preferred stock in the aggregate. Therefore, the Company endeavors to maintain consistent access to capital through the public and private equity markets to enable the Company to raise capital for the Company’s operations, including to repay outstanding indebtedness of the Company, to continue to build the Company’s investment portfolio or for other general corporate purposes, as and when the Board believes it is in the Company’s best interests and that of stockholders.

The Company believes that capital markets may experience periods of disruption and instability and that market conditions may from time to time provide attractive opportunities to deploy capital, including at times when the Shares may be trading at a price below NAV per Share. For example, monetary policies of the Federal Reserve and political uncertainty resulting from recent events, including changes to U.S. trade policies, the ongoing conflicts between Russia and Ukraine and in the Middle East and related responses, has led to, from time to time, disruption and instability in the global markets. Disruptions in the capital markets may increase the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. As a result of the disruption and volatility in the credit markets, there may be a reduction in capital available to certain specialty finance companies and other capital providers, causing a reduction in competition. These conditions may coincide with lower stock prices for BDCs, resulting in BDCs trading below NAV. The Company believes that favorable investment opportunities to invest at attractive risk-adjusted returns, including opportunities to make acquisitions of other companies or investment portfolios at attractive values, may be created during these periods of disruption and volatility, and such opportunities, all else being equal, may increase NAV over the longer-term even if financed with the issuance of Shares at a price below NAV per Share. The Company’s ability to take advantage of these opportunities in the future is dependent upon its access to capital.

There have been continuing periods of volatility, some lasting longer and with a greater degree of magnitude than others, including recent market conditions, including those driven by the impact of changes to U.S. trade policies and the ongoing conflicts between Russia and Ukraine and in the Middle East. In addition to the recent environment, the Company has seen periods during the last few years where BDCs, including the Company, have traded below NAV due to such market volatility. If adverse market conditions increase in severity and duration or recur, the Company and other companies in the financial services sector may not have access to sufficient debt or equity capital in order to take advantage of attractive investment opportunities that are created during these periods. In addition, the debt or equity capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future. Stockholder approval of the proposal to sell shares of the Company’s common stock below NAV, subject to the conditions set forth in this proposal, would provide the Company with the flexibility to raise equity capital to invest in such attractive investment opportunities, which typically need to be made expeditiously and would enable the Company to raise capital for the Company’s operations, including to repay outstanding indebtedness of the Company and for other general corporate purposes. In addition, the additional capital raised through an offering of the Company’s common stock may help the Company generate additional investment opportunities. With more capital to make investments, the Company could be a more meaningful capital provider and such additional capital would allow it to compete more effectively for high-quality investment opportunities. Such investment opportunities may be funded with proceeds of an offering of shares of the Company’s common stock.

In addition, during periods of market disruption and instability, pressure on valuations has in the past contributed, and may in the future contribute, to significant unrealized write-downs of debt investments of many finance companies. However, these changes in market conditions may also have beneficial effects for capital providers, including more favorable pricing of risk and more creditor-friendly contractual terms. Accordingly, for those firms that continue to have access to capital during such periods of time, such an environment has the potential to provide investment opportunities on more favorable terms than would otherwise be available. The Company’s ability to take advantage of these opportunities in the future is dependent upon its access to capital. Furthermore, during any such period of time, many investors may sell assets in order to repay debt or meet equity redemption requirements or other obligations. This dynamic has in the past, and may in the future, create a “forced selling” environment that could negatively impact valuations of debt securities in most markets.

Even though the underlying performance of a particular portfolio company may not necessarily indicate impairment or its inability to repay all principal and interest in full, the volatility in the debt capital markets may negatively impact the valuations of debt investments and result in further unrealized write-downs of those debt investments. These unrealized write-downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, negatively impact stockholders’ equity and the Company’s asset coverage. Failing to maintain the asset coverage ratio required by the 1940 Act could have severe negative consequences for a BDC, including the inability to pay distributions to its stockholders, breaching debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will fail to maintain asset coverage of at least 150%, the markets in which it operates and the general economy remain volatile and uncertain. Continued volatility in the capital markets and the resulting negative pressure on debt investment valuations could negatively impact the Company’s asset valuations, stockholders’ equity and the Company’s debt-to-equity ratio.

At times Shares may trade at a discount to NAV per Share and at times Shares may trade at a market price in excess of NAV. The possibility that Shares will trade at a discount to NAV per Share or at premiums that are unsustainable over the long term is a risk separate and distinct from the risk that the Company’s NAV will decrease. It is not possible to predict whether the Shares that may be offered pursuant to the Share Issuance Proposal, if approved, will trade at, above, or below the then-current NAV per Share.

The Board believes that having the flexibility to issue Shares at a price below NAV per Share in certain instances is in the best interests of the Company and its stockholders and would provide added financial flexibility to comply with BDC, RIC and credit facility requirements the Company and its subsidiaries may face from time to time, including the requirement to maintain the required asset coverage ratio under the 1940 Act, and would provide access to capital markets to pursue attractive investment opportunities and/or repay any outstanding indebtedness or for other corporate purposes. The flexibility to issue Shares at a price below the then-current NAV per Share could also minimize the likelihood that the Company would be required to sell assets to raise capital at prices it believed to be less than such assets’ intrinsic values.

While the Company has no immediate plans to sell its Shares at a price below NAV per Share, it is seeking stockholder approval of the Share Issuance Proposal in order to maintain access to the markets if the Company determines it should sell Shares at a price below NAV per Share, which typically must be undertaken quickly. The final terms of any such sale will be determined by the Board at the time of issuance and the Shares will not include preemptive rights. Also, because the Company has no immediate plans to issue Shares below NAV, it is impracticable to describe the specific transaction or transactions in which such Shares would be issued. Instead, any transaction where the Company issues such Shares, including the nature and amount of consideration that would be received by the Company at the time of issuance and the use of any such consideration, will be reviewed and approved by the Board at the time of issuance. If the Share Issuance Proposal is approved, no further authorization from the stockholders will be solicited prior to any such issuance in accordance with the terms of the Share Issuance Proposal. If approved, the authorization would be effective for securities issued during the next 12 months following stockholder approval.

Trading History

The Company’s Shares have been listed on the NYSE under the ticker symbol “FSK” since December 20, 2018. From April 16, 2014 to December 20, 2018, the Company’s Shares were listed on the NYSE under the ticker symbol “FSIC.” Prior to April 16, 2014 there was no public market for the Company’s Shares. The Company’s Shares have historically traded at prices both above and below the Company’s NAV per Share. It is not possible to predict whether the Company’s Shares will trade at, above or below the Company’s NAV in the future.

The following table sets forth: (i) the Company’s NAV per Share as of the applicable period end, (ii) the range of high and low closing sales prices of the Company’s Shares as reported on the NYSE during the applicable period, (iii) the closing high and low sales prices of the Company’s Shares as a premium (discount) to the Company’s NAV during the appropriate period and (iv) the distribution per Share of the Company’s common stock during the applicable period.

For the Three Months Ended	Net Asset Value per	Closing Sales Price		Premium (Discount) of High Sales Price to Net Asset Value	Premium (Discount) of Low Sales Price to Net Asset Value	Distributions
(unless otherwise indicated)	Share(1)	High	Low	per Share(2)	per Share(2)	per Share
Fiscal 2024
March 31, 2024	24.32	20.89	18.36	(14.10)%	(24.51)%	0.75
June 30, 2024	23.95	20.71	18.82	(13.53)%	(21.42)%	0.75
September 30, 2024	23.82	20.43	18.74	(14.23)%	(21.33)%	0.70
December 31, 2024	23.64	22.22	19.71	(6.01)%	(16.62)%	0.70
Fiscal 2025
March 31, 2025	23.37	24.06	20.47	2.95%	(12.41)%	0.70
June 30, 2025	21.93	21.50	17.95	(1.96)%	(18.15)%	0.70
September 30, 2025	21.99	22.48	14.93	2.23%	(32.11)%	0.70
December 31, 2025	20.89	16.13	14.16	(22.79)%	(32.22)%	0.70
Fiscal 2026
March 31, 2026 (through March 31, 2026)	N/A	14.93	9.91	N/A	N/A	0.48

(1)	NAV per Share is determined as of the last day in the relevant period and therefore may not reflect the NAV per Share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding Shares at the end of the relevant period. NAV per Share has not yet been publicly disclosed for the three months ended March 31, 2026.
(2)	Calculated as the respective high or low closing sale price less NAV, divided by NAV (in each case, as of the applicable period).

As of March 31, 2026, the Company had 7,646 record holders of its common stock, which does not include beneficial owners of Shares held in “street” name by brokers and other institutions on behalf of beneficial owners.

On April 1, 2026, the reported closing sales price of the Company’s Shares on the NYSE was $10.11 per Share.

Conditions to the Sale of Shares below NAV per Share

If stockholders approve the Share Issuance Proposal, the Company will sell Shares at a price below NAV per Share only if the following conditions are met:

●	it is determined that any such sales would be in the best interests of the Company and its stockholders by a required majority of directors;

●	a required majority of directors, in consultation with the underwriter or underwriters of the offering, if it is underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of a firm commitment to purchase Shares or immediately prior to the issuance of Shares, that the price at which Shares are to be sold is not less than a price which closely approximates the market value for Shares, less any distributing commission or discount; and

●	the cumulative number of Shares sold pursuant to such authority does not exceed 25% of the Company’s then outstanding Shares immediately prior to each such sale.

Dilution

Before voting on the Share Issuance Proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect on the Company’s NAV per Share as a result of the issuance of Shares at a price less than NAV per Share. Any sale of Shares by the Company at a price below NAV per Share would result in an immediate dilution to existing stockholders on a per Share basis. This dilution would include reduction in the NAV per Share as a result of the issuance of Shares at a price below NAV per Share and a proportionately greater decrease in a stockholder’s per Share interest in the earnings and assets of the Company and per Share voting interest in the Company. The Board has considered the potential dilutive effect of the issuance of Shares at a price below NAV per Share under various hypothetical scenarios and will consider again such dilutive effect when considering whether to authorize any specific issuance of Shares below NAV per Share.

The 1940 Act establishes a connection between the price at which common stock is sold and NAV because, when common stock is sold at a price per share below NAV per share, the resulting increase in the number of outstanding shares of common stock is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders of the Company should also consider that they will have no subscription, preferential or preemptive rights to shares authorized for issuance, and thus any future issuance of shares at a price below NAV per share would dilute a stockholder’s holdings of shares as a percentage of shares outstanding to the extent the stockholder does not purchase sufficient shares in the offering or otherwise to maintain the stockholder’s percentage interest. Further, if the stockholder does not purchase, or is unable to purchase, any shares to maintain the stockholder’s percentage interest, regardless of whether such offering is at a price above or below the then- current NAV per share, the stockholder’s voting power will be diluted.

The precise extent of any such dilution to the Company’s common stock cannot be estimated before the terms of a common stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution resulting from an offering is the amount of net proceeds that the Company receives from such offering. The Board would expect that the net proceeds to the Company will be equal to the price that investors pay per Share, less the amount of any underwriting discounts and commissions—typically approximately 95% of the market price.

The following examples indicate how an offering would immediately affect the NAV per Share of the Company’s common stock based on the assumptions set forth below. The examples do not include any effects or influence on the market price for Shares due to changes in investment performance over time, distribution policy, increased trading volume or other qualitative aspects of the Shares.

Examples of Dilutive Effect of the Issuance of Shares at a Price Below NAV per Share

Impact on Existing Stockholders who do not Participate in the Offering

Existing stockholders of the Company who do not participate, or who are not given the opportunity to participate, in an offering below NAV per Share by the Company or who do not buy additional Shares in the secondary market at the same or lower price obtained by the Company in the offering (after expenses and any underwriting discounts and commissions) face the greatest potential risks. All stockholders will experience an immediate decrease (often called dilution) in the NAV per Share of the Shares they hold. Stockholders who do not participate in the offering will also experience a disproportionately greater decrease in their participation in the Company’s earnings and assets and their voting power than stockholders who do participate in the offering. All stockholders may also experience a decline in the market price of their Shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per Share. A decrease could be more pronounced as the size of the offering and level of discounts increase.

The following examples illustrate the level of NAV per Share dilution that would be experienced by a nonparticipating stockholder in four different hypothetical common stock offerings of different sizes and levels of discount to NAV per Share, although it is not possible to predict the level of market price decline that may also occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Entity XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and any underwriting discounts and commissions (a 5% discount to NAV per share); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and any underwriting discounts and commissions (a 10% discount to NAV per share); and (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and any underwriting discounts and commissions (a 20% discount to NAV per share).

	Prior to Sale Below	Example 1 5% offering at 5% Discount		Example 2 10% offering at 10% Discount		Example 3 20% offering at 20% Discount
	NAV per Share	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.05	—	$9.52	—	$8.47	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—
Decrease to NAV per Share
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,000,000	10.00%	1,200,000	20.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%
Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage Held by Stockholder A	1.00%	0.95%	(5.00)%	0.91%	(9.00)%	0.83%	(17.00)%
Total Asset Values
Total NAV Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$95,700	(3.30)%

	Prior to Sale Below	Example 1 5% offering at 5% Discount		Example 2 10% offering at 10% Discount		Example 3 20% offering at 20% Discount
	NAV per Share	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Total Investment by Stockholder A (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(200)	—	$(900)	—	$(3,300)	—
Per Share Amounts
NAV per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investments per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%

Impact on Existing Stockholders who Participate in the Offering

An existing stockholder of the Company who participates in an offering by the Company of Shares at a price below NAV per Share or who buys additional Shares in the secondary market at the same or lower price as obtained by the Company in an offering (after expenses and any underwriting discounts and commissions) will experience the same types of NAV per Share dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in the Shares immediately prior to the offering. The level of NAV per Share dilution on an aggregate basis will decrease as the number of Shares such stockholders purchase increases. Existing stockholders of the Company who buy more than such percentage will experience NAV per Share dilution, but will, in contrast to existing stockholders of the Company who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in NAV per share over their investment per share and will also experience a disproportionately greater increase in their participation in the Company’s earnings and assets and their voting power than the Company’s increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that the Company may make additional discounted offerings in the future in which such stockholder does not participate, in which case such stockholder will experience NAV per share dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per share. Their decrease could be more pronounced as the size of the Company’s offering and level of discount to NAV per share increases.

The following examples assume that Entity XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effect in the hypothetical 20% discount offering from the prior chart for stockholder A that acquires shares equal to (1) 50% of their proportionate share of the offering (i.e., 1,000 shares, which is 0.50% of the offering of 200,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,000 shares, which is 1.50% of the offering of 200,000 shares rather than their 1.00% proportionate share). The Company’s prospectus pursuant to which any offering of Shares by the Company at a price less than the then- current NAV per share is made will include a chart for its example based on the actual number of shares in such offering and the actual discount to the most recently determined NAV per share.

		50% Participation		150% Participation
	Prior to Sale Below NAV per Share	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$8.47	—	$8.47	—
Net proceeds per share to issuer	—	$8.00	—	$8.00	—
Increases in shares and Decrease to NAV per share
Total shares outstanding	1,000,000	1,200,000	20.00%	1,200,000	20.00%
NAV per share	$10.00	$9.67	(3.30)%	$9.67	(3.30)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by stockholder A	10,000	11,000	10.00%	13,000	30.00%
Percentage held by stockholder A	1.0%	0.92%	(8.00)%	1.08%	8.00%
Total Asset Values
Total NAV held by stockholder A	$100,000	$106,370	6.37%	$125,710	25.71%
Total investment by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$108,470	8.47%	$125,410	25.41%
Total (dilution)/accretion to stockholder A (total NAV less total investment)	—	(2,100)	—	$300	—
Per Share Amounts
NAV per share held by stockholder A	—	$9.67	—	$9.67	—
Investment per share held by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.86	(1.40)%	$9.65	(3.50)%
(Dilution)/accretion per share held by stockholder A (NAV per share less investment per share)	—	$(0.19)	—	$0.02	—
Percentage (dilution)/accretion to stockholder A (dilution/ accretion per share divided by investment per share	—	—	(1.93)%	—	0.21%

Other Considerations

In reaching its recommendation to stockholders to approve the Share Issuance Proposal, the Board considered a possible source of conflict of interest due to the fact that the proceeds from the issuance of additional Shares may increase the management fees that the Company pays to the Advisor as such fees are partially based on the value of the Company’s gross assets. The Board, including the independent directors, concluded that, prior to approving any issuance of Shares below NAV per Share, it would determine that the benefits to the Company’s stockholders from increasing the Company’s capital base or from other uses would outweigh any detriment from increased management fees.

Potential Investors

The Company has not solicited any potential buyers of the Shares that it may elect to issue in any future offering of Shares to comply with the federal securities laws. No Shares are earmarked for management or other affiliated persons of the Company. However, members of the Company’s management and other affiliated persons may participate in an offering of Shares by the Company on the same terms as others.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE SHARE ISSUANCE PROPOSAL.

PROPOSAL 3: APPROVAL TO AUTHORIZE THE ISSUANCE OF WARRANTS, OPTIONS OR RIGHTS TO SUBSCRIBE FOR, CONVERT TO, OR PURCHASE SHARES IN ONE OR MORE OFFERINGS

The Board believes it would be in the Company’s best interests to have the ability to issue warrants, options or rights to subscribe for, convert to, or purchase Shares, which may include convertible preferred stock and convertible debentures, under appropriate circumstances in connection with the Company’s capital raising and financing activities. Sections 18(d) and 61(a) of the 1940 Act restrict the ability of a BDC, such as the Company, to issue warrants, options or rights to subscribe for or convert to voting securities of the BDC. If warrants, options or rights are to be issued, the proposal must be approved by the Company’s stockholders. Thus, the Board has approved and recommends to the Company’s stockholders for their approval a proposal to issue warrants, options or rights to subscribe for, convert to or purchase Shares, which warrants, options or rights may be accompanied by other securities or may not be accompanied by other securities of the Company.

Reasons to Issue Warrants, Options or Rights to Subscribe for, Convert to or Purchase Shares

The Company’s management and the Board have determined that it would be advantageous for the Company to have the ability to issue warrants, options or rights to subscribe for, convert to or purchase Shares, which may include convertible preferred stock and convertible debentures, in connection with the Company’s financing and capital raising activities. As noted above in connection with the Share Issuance Proposal, there has recently been disruption and instability in the global debt and equity capital markets, and continuing periods of volatility may reduce the availability of debt and equity capital for the market as a whole and financial firms in particular. If adverse market conditions increase in severity and duration or recur, the Company and other companies in the financial services sector may not have access to sufficient debt or equity capital in order to take advantage of attractive investment opportunities that are created during these periods. In addition, the debt or equity capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future. As a result, the Company’s ability to issue warrants, options or rights to subscribe for, convert to, or purchase Shares, which may include convertible preferred stock and convertible debentures, may be an effective way for the Company to raise capital in the current environment and if adverse market conditions increase in severity and duration.

In addition, the issuance of warrants, options or rights to subscribe for, convert to, or purchase shares of common stock is a common practice in connection with the sale of securities through private placements or obtaining debt financing, and approval of this proposal would place the Company in substantially the same position as corporations that are not BDCs and other BDCs whose stockholders have previously approved proposals similar to this proposal.

The Company has no immediate plans to issue any such warrants, options or rights. However, in order to provide flexibility for future issuances, which typically must be undertaken quickly, the Board has approved and is seeking stockholder approval of this proposal to issue warrants, options or rights to subscribe for, convert to or purchase Shares either accompanied by or not accompanied by other securities of the Company. The final terms of any warrants, options or rights (subject to the requirements noted in Section 61 of the 1940 Act), including exercise/conversion price, term and exercise/conversion requirements would be determined by the Board at the time of issuance. Also, the nature and amount of consideration that the Company would receive at the time of issuance and the use of any such consideration will be considered and approved by the Board in connection with any such issuance.

Conditions to Issuance

Each issuance of warrants, options or rights to subscribe for, convert to or purchase Shares will comply with Section 61(a)(4) of the 1940 Act. Specifically, (i) the exercise or conversion feature of warrants, options or rights must expire within 10 years of issuance, (ii) the exercise or conversion price for the warrants, options or rights must not be less than the current market value of the Shares at the date of the issuance of the warrants, options or rights and (iii) the individual issuances of warrants, options or rights must be approved by a majority of the Company’s directors who have no financial interest in such transaction and a majority of the Company’s directors who are not “interested persons,” as defined in the 1940 Act, of the Company on the basis that such issuance is in the Company’s and its stockholders’ best interests. In addition, if such securities are accompanied by other securities when issued, the securities cannot be separately transferable unless no class of such securities and the other securities that accompany them has been publicly distributed. In accordance with Section 63 of the 1940 Act, the conversion or exercise price of any such warrants, options or rights may, however, be less than the Company’s NAV per Share (i) at the date such securities are issued or (ii) at the date such securities are converted into or exercised for Shares.

In addition, Section 61(a)(4) of the 1940 Act limits the number of warrants, options or rights to subscribe for, convert to, or purchase Shares that can be issued pursuant to this proposal. Specifically, the amount of voting securities that would result from the exercise or conversion of all of the Company’s warrants, options or rights to subscribe for, convert to, or purchase Shares, at the time of issuance shall not exceed 25% of the Company’s outstanding voting securities.

Key Stockholder Considerations

If warrants, options or rights to subscribe for, convert to or purchase Shares are issued, and if they are subsequently exercised or converted, it would increase the number of outstanding Shares. Any such exercise would be dilutive to the voting power of existing stockholders, could be dilutive with regard to dividends and the Company’s NAV, and could have other dilutive economic effects on the Shares. Because the number of Shares that could be so issued and the timing of any issuance is not currently known, the actual dilutive effects cannot be predicted.

Stockholders should be aware that the authority sought under this proposal has no expiration. If this proposal is approved, the Company will not solicit any further authorization from stockholders prior to the issuance of any warrants, options or rights to subscribe for, convert to or purchase Shares, which may occur in one or more public or private offerings.

The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, is required for approval of the 1940 Act Section 61(a)(4) Issuance Proposal. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE 1940 ACT SECTION 61(a)(4) ISSUANCE PROPOSAL.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to the Exchange Act Rule 14a-8, we will consider for inclusion in the Company's proxy materials for the Company’s 2027 annual meeting of stockholders any stockholder proposals that are received, in writing, by the Secretary of the Company, at FS KKR Capital Corp., 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104, no later than [ ], 2026 (or if the 2027 annual meeting is held more than 30 days before or after the first anniversary of the 2026 Annual Meeting of stockholders, the Company must receive such proposal within a reasonable time prior to the Company beginning to print and distribute proxy materials for the 2027 annual meeting). Any such proposal must also comply with all applicable requirements of Exchange Act Rule 14a-8 to be considered for inclusion in the Company’s proxy materials for the Company’s 2027 annual meeting of stockholders.

In addition, any stockholder who wishes to propose a nominee to the Board of Directors or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in the Company’s proxy materials pursuant to Rule 14a-8 of the Exchange Act) at the Company’s 2027 annual meeting of stockholders must comply with the advance notice provisions and other requirements of the Company’s bylaws, a copy of which is on file with the SEC and may be obtained from the Company’s Secretary upon request. We advise you to review the bylaws, which contain additional information and other requirements about advance notice of stockholder proposals and director nominations. Any such proposals must be sent to the Secretary of the Company at the Company’s principal executive office not earlier than [ ], 2026 and not later than 5:00 p.m., Eastern Time, on [ ], 2026, which dates are the 150th day and 120th day, respectively, prior to the first anniversary of the date that the Company’s proxy statement was released to stockholders for the 2026 Annual Meeting of stockholders. In the event that the date of the Company’s 2027 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the 2026 Annual Meeting of stockholders, a notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of the 2027 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2027 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2027 annual meeting of stockholders is first made. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at a meeting unless certain securities law requirements are met. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the foregoing or other applicable requirements.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board is not aware of any matters that will be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matters requiring a vote of stockholders arise, it is intended that the proxies that do not contain specific instructions to the contrary will be voted in accordance with the judgment of the persons named in the enclosed form of proxy.

INVESTMENT ADVISER AND ADMINISTRATOR AND CO-ADMINISTRATOR

Set forth below are the names and addresses of the Company’s investment adviser and administrator and co-administrator:

INVESTMENT ADVISER
AND ADMINISTRATOR	CO-ADMINISTRATOR
FS/KKR Advisor, LLC	State Street Bank and Trust Company
3025 JFK Boulevard,	One Congress Building
OFC 500	One Congress Street, Suite 1
Philadelphia, PA 19104	Boston, MA 02114

PLEASE VOTE PROMPTLY BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING POSTAGE PAID RETURN ENVELOPE OR BY FOLLOWING THE INSTRUCTIONS PRINTED ON THE PROXY CARD, WHICH PROVIDES INSTRUCTIONS FOR AUTHORIZING A PROXY BY TELEPHONE OR THROUGH THE INTERNET. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V96405-P51171 FS KKR CAPITAL CORP. 3025 JFK BLVD. OFC 500 PHILADELPHIA, PA 19104 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Class A Directors: 1. Election of Class A Directors Nominees: The Board of Directors recommends you vote FOR the following proposals: 01. Michael J. Hagan 02. Jeffrey K. Harrow 03. James H. Kropp 04. Elizabeth J. Sandler NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. To approve a proposal to allow the Company in future offerings to sell its shares below net asset value per share in order to provide flexibility for future sales. 3. To approve a proposal to authorize the Company, with the approval of the Company’s board of directors, to issue warrants, options or rights to subscribe for, convert to, or purchase shares of the Company’s common stock in one or more offerings. The Board of Directors recommends you vote FOR the following: FS KKR CAPITAL CORP. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. GENERAL QUESTIONS 1-833-868-3374 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V96406-P51171 The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com FS KKR CAPITAL CORP. Annual Meeting of Stockholders June 18, 2026 This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen S. Sypherd and Allie Gunther, and each of them, as proxies of the undersigned with full power of substitution and re-substitution in each of them to attend the 2026 Annual Meeting of Stockholders of FS KKR Capital Corp., a Maryland corporation (the “Company”), to be held at 11:00 a.m., Eastern Time, on June 18, 2026 at 3025 JFK Blvd. OFC 500 Philadelphia, PA 19104, and any adjournments or postponements thereof (the “Annual Meeting”), and vote as designated on the reverse side of this proxy card all of the shares of common stock, par value $0.001 per share, of the Company (“Shares”) that the undersigned is entitled to vote at the Annual Meeting. All properly executed proxies representing Shares received prior to the Annual Meeting will be voted in accordance with the instructions marked thereon. The undersigned hereby revokes any proxy heretofore given with respect to such meeting. Further instructions on how to attend and vote at the Annual Meeting are contained in the accompanying Proxy Statement. If no specification is made, the Shares that the undersigned is entitled to vote at the Annual Meeting will be voted (1) FOR the election of the following individuals as Class A Directors, each of whom has been nominated for election for a three year term expiring at the 2029 Annual Meeting of Stockholders: (a) Michael J. Hagan, (b) Jeffrey K. Harrow, (c) James H. Kropp and (d) Elizabeth J. Sandler, (2) FOR the proposal to allow the Company in future offerings to sell its shares below net asset value per share in order to provide flexibility for future sales and (3) FOR the proposal to authorize the Company, with the approval of the Company’s board of directors, to issue warrants, options or rights to subscribe for, convert to, or purchase shares of the Company’s common stock in one or more offerings. If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies. Any stockholder who has given a proxy has the right to revoke it at any time prior to its exercise. Any stockholder who executes a proxy may revoke it with respect to a proposal by attending the Annual Meeting and voting his or her Shares in person or by submitting a letter of revocation or a later-dated proxy to the Company at the above address prior to the date of the Annual Meeting. Continued and to be signed on reverse side